AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2000.



                                                      REGISTRATION NO. 333-91177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           TAKE TO AUCTION.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                FLORIDA                                  7389                               65-0924433
    (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                         5555 ANGLERS AVENUE, SUITE 16
                         FORT LAUDERDALE, FLORIDA 33312
                                 (954) 987-0654
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ALBERT FRIEDMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         5555 ANGLERS AVENUE, SUITE 16
                         FORT LAUDERDALE, FLORIDA 33312
                                 (954) 987-0654
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:


       KEITH WASSERSTROM, ESQ.                   JOEL D. MAYERSOHN, ESQ.
           BAKER & MCKENZIE                ATLAS, PEARLMAN, TROP & BORKSON, P.A
   1200 BRICKELL AVENUE, SUITE 1900      350 EAST LAS OLAS BOULEVARD, SUITE 1900
         MIAMI, FLORIDA 33131                 FORT LAUDERDALE, FLORIDA 33301
   FACSIMILE NUMBER: (305) 789-8953          FACSIMILE NUMBER: (954) 766-7800


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                          TITLE OF EACH CLASS                                   PROPOSED MAXIMUM              AMOUNT OF
                    OF SECURITIES TO BE REGISTERED                        AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $0.001 per share..............................           $11,960,000                 $3,157.44
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2000


                                1,300,000 SHARES


                                 [LOGO OMITTED]


                                 COMMON SHARES

                            ------------------------

     This is an initial public offering of our common shares.


     Prior to the offering, there has been no public market for the common shares. We have been approved to list our shares on the American Stock Exchange under the symbol TTA. We currently estimate that the initial public offering price will be between $6.00 and $8.00 per share. For factors to be considered in determining the initial public offering price, see 'Underwriting.'


     SEE 'RISK FACTORS' BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                                                                          PER SHARE       TOTAL
                                                                                          ---------    -----------
Initial public offering price..........................................................    $  7.00     $ 9,100,000
Underwriting discounts.................................................................    $  0.49     $   637,000
Proceeds, before expenses, to Take to Auction.com......................................    $  6.51     $ 8,463,000



     The underwriters may, under certain circumstances, purchase up to an additional 195,000 common shares from Take to Auction.com solely to cover over-allotments.


                            ------------------------

     The underwriters expect to deliver the shares in             ,
            on                , 2000.

                     NOBLE INTERNATIONAL INVESTMENTS, INC.

            THE DATE OF THIS PROSPECTUS IS                   , 2000.



The information contained in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the U.S. Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any State where the offer or sale is not permitted.

          Step 1 Register                                                          Step 6 Spread the Word
         Sign-Up and become                    <--                              Tell your friends and family
    a TaketoAuction(sm) Member.                                                     about our community.

                 |                                                                           ^
                 |                                                                           |
                 v                                                                           |

       Step 2 Select Product
      Choose an item from our                                                    Step 5 Collect your Profit
 Online catalog of collectibles and                                          We handle billing and collection.
       specialty merchandise.

                 |                                                                          ^
                 |                                                                          |
                 v                                                                          |

      Step 3 TaketoAuction(sm)
  With one click send your item to                                                      Step 4 SOLD!
 auction. No obligation to purchase            -->                                The item is packaged and
   the item if it is not sold at                                               shipped from our warehouse to
              auction.                                                                   the buyer.

                               PROSPECTUS SUMMARY


         This summary highlights the material information about our business and this offering, but you should read the entire prospectus, including the financial statements and the notes to those statements appearing elsewhere in this prospectus, before deciding to purchase our common shares. Unless otherwise specifically stated, the information in this prospectus assumes (A) that the underwriters will not exercise their over-allotment option, no options are presently exercisable under our stock option plan and no warrants have been converted or convertible securities exercised. (B) a 1,000-for-one stock-split of our outstanding common shares effected on August 26, 1999 and (C) a subsequent 2.326530644-for-one stock split of our outstanding common shares effected on November 3, 1999 and (D) a subsequent 1-for-3 reverse stock split of our outstanding common shares effected on May 4, 2000. You should carefully consider the information set forth under the heading 'Risk Factors.'


                                  OUR BUSINESS

     We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay(sm), FairMarket(sm), Amazon(sm) and Yahoo!(sm). eBay, FairMarket, Amazon and Yahoo! are registered service marks of eBay Inc., FairMarket, Inc., Amazon.com, Inc. and Yahoo! Inc., respectively. Currently, we have no formal relationship or agreement with any of these online auction sites.

     Our members pay an annual membership fee and, at no additional cost, they select merchandise up to their membership dollar limit from our Web site that we then list automatically on their behalf on a popular online auction site for one week at a time. Each membership lasts for one year. Our members have the ability to earn money by selling items through popular online auction sites at prices in excess of the prices listed on our Web site. Our business model is distinct from and complements the more than 200 online auction sites. We do not merely provide a forum for buyers and sellers to meet, but rather we provide a total solution for our members where they can take our merchandise and list it on popular online auction sites. By doing this, we provide the various online auctions with additional merchandise available to be placed for auction on their sites. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. In the near future we intend to conduct monthly and annual competitions for the purpose of keeping members returning to our Web site.

     We are a development stage company, having launched our Web site in July 1999. We provide our members with a total solution to take items to online auction sites. Our principal sources of revenues are membership fees, the purchase of additional credits and the sale of products. In the future, we also anticipate receiving fees from third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.

     We believe that our approach will appeal to Web users, create community affinity and increase user traffic on online auction sites because:


     o we provide members with a broad array of merchandise (currently 3,000 types of items) to take to online auctions;


     o  members never have to purchase or take possession of the merchandise;

     o members do not have to take extensive steps to list items online such as photographing the item, scanning or cropping the photograph, writing the copy, setting the price, setting the length of auction, setting the minimum bid, setting the delivery options, and setting the payment options;

     o we facilitate transactions, free of charge to the member, by accepting credit cards and electronic checks and by handling shipping and delivery; and

     o our service is designed to promote an active membership community to provide a positive environment for advertising and electronic commerce.

                                  RISK FACTORS

     Our risks can be divided into the following three broad areas--risks related to our business--risks related to our industry--and risks related to this offering. For a more in depth discussion and listing of the risk factors, please see 'Risk Factors.' Some of the most important risk factors include the following:

     o our limited operating history makes it difficult to evaluate our business;


     o we had an accumulated deficit of approximately $1.6 million as of March 31, 2000 and we anticipate that our losses will continue;


     o we have received a going concern opinion from our independent auditors that expresses substantial doubt as to our ability to continue as a going concern as a result of our operating losses;

     o because our business model is unproven, we cannot assure you that our revenues will grow or that we will become profitable;

     o  concerns about Web security pose risks to our entire business;

     o governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base;


     o we may not be able to maintain a listing on the American Stock Exchange, so you may not be able to sell your shares easily;


     o  possible volatility of our stock price could harm our shareholders; and

     o we will need to raise additional capital which may affect our shareholders, and our business will be harmed if we are unable to obtain additional capital.

                                  OUR STRATEGY

     Our strategy is to use our innovative business model to capitalize on the current popularity of online person-to-person auction sites. We believe we are the only online business which enables its members to sell, for a profit, products that they do not own or possess at online auction sites. Our strategy includes the following key elements:

     o take advantage of our innovative business model by providing our members with a total solution to sell products at online auction sites to attract more members;

     o  grow the Take to Auction.com community and increase the membership base;

     o  promote the Take to Auction.com brand;

     o forge business relationships with leading online auction sites to improve brand-name recognition and the efficiency of our network systems;

     o enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership community; and


     o  generate revenues from the sale of online advertising.


                             OUR CORPORATE HISTORY


     Take to Auction.com, Inc. was incorporated in Florida in June 1999. Our principal executive offices are located at 5555 Anglers Avenue, Suite 16, Fort Lauderdale, Florida 33312. Our telephone number is (954) 987-0654, and our Web site is located at www.taketoauction.com. The information contained on our Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING


Common shares offered by Take to
  Auction.com.............................  1,300,000 Shares
Common shares to be outstanding after this
  offering................................  7,300,000 Shares
Use of proceeds...........................  Fund the development of our network infrastructure, implement our growth strategy, launch a targeted advertisement campaign, increase our inventory and for working capital, general administrative and other expenses. Please see 'Use of Proceeds.'
Reserved American Stock Exchange symbol...  TTA

                             SUMMARY FINANCIAL DATA

     The following summary of the financial data for our business should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our financial statements and the accompanying notes to those statements included elsewhere in this prospectus.


                                                                         FOR THE PERIOD FROM           FOR THE PERIOD
                                                                            JUNE 2, 1999            FROM JANUARY 1, 2000
                                                                         (DATE OF INCEPTION)         THROUGH MARCH 31,
                                                                      THROUGH DECEMBER 31, 1999             2000
                                                                     ---------------------------    --------------------
STATEMENT OF OPERATIONS DATA:
  Net revenues....................................................           $    70,067                $    421,733
  Operating expenses..............................................              (483,687)                   (717,738)
                                                                             -----------                ------------

  Net loss........................................................              (549,662)                 (1,056,317)
                                                                             ===========                ============

  Basic and diluted loss per share................................           $     (0.10)               $      (0.18)
                                                                             ===========                ============
  Weighted average number of
       common shares outstanding..................................             5,696,766                   6,000,000
                                                                             ===========                ============



                                                                     DECEMBER 31, 1999              MARCH 31, 2000
                                                                     -----------------    -----------------------------------
                                                                          ACTUAL               ACTUAL          AS ADJUSTED(1)
                                                                     -----------------    -----------------    --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................      $   856,949           $     363,752     $  7,553,752
  Working capital.................................................        1,288,032                 532,347        7,722,347
  Total assets....................................................        2,579,739               3,308,836       10,498,836
  Shareholders' equity............................................        1,150,338                 656,021        7,846,021


------------------


(1) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $7.00 per share), and the application of the estimated net proceeds therefrom as set forth under 'Use of Proceeds.'

                            ------------------------

     We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction, and Take2Auction.com with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration of our method for providing merchandise to online auction sites. We cannot assure you that a patent will be issued to us, or, if issued, will provide us with all of the protections that we have sought. This prospectus also includes tradenames and trademarks that belong to other companies. Use or display by us of other parties' trademarks, tradenames or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of, Take to Auction by the trademark or tradename owners.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to invest in our common shares. If any of the following risks occur, our business, results of operations and financial condition could be harmed.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

     We commenced operations in June 1999 and launched our Web site in July 1999. There are no period-to-period comparisons of our operating results from which to evaluate our performance. An investor in our common shares must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. These risks include depleting our cash reserves, lower than expected revenues and earnings and not being able to pay expenses as they come due, as well as the following:

     o  we may not be able to establish and grow our membership base;

     o we may not be able to establish and maintain commercial relationships with suppliers of merchandise to increase or maintain the number of items listed on our service;

     o we may not be able to maintain and enhance our brand and implement and execute our business and marketing strategy;

     o we may not be able to continue to develop and upgrade our technology and information processing systems;

     o  we may not be able to provide superior customer service;

     o  we may not be able to secure adequate financing to fund growth;

     o we may not be able to respond effectively to competitive developments and a rapidly changing market; and

     o we may not be able to attract qualified personnel, and if attracted, we may not be able to integrate, retain and motivate such personnel.

     Our failure to accomplish any of these objectives would harm our business, financial condition and results of operations.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE THAT OUR LOSSES WILL CONTINUE


     We launched our Web site in July 1999 and had only approximately 300 members as of March 31, 2000, representing approximately $250,000 of annual membership fees. We have only generated revenues of approximately $490,000 through March 31, 2000. Therefore, we have not achieved profitability and expect to incur operating losses for the foreseeable future. We incurred net losses of approximately $1.6 million for the period from June 2, 1999 (inception) through March 31, 2000. We expect to continue to incur significant operating and capital expenditures and net operating losses arising from initial development costs, technology improvements and implementation of our business strategy. We currently forecast an increased loss of approximately $7 million for fiscal year 2000. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We estimate fixed expenses through December 31, 2000 to be approximately $3.7 million. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate harmful effect on our business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could harm our short-term or medium-term financial condition and results of operations.

     We may not achieve profitability. Even if we do so, we may never sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, financial condition and results of operations will be harmed. Please see 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

WE RECEIVED A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS

     We received an opinion from our independent auditors on our December 31, 1999 financial statements expressing substantial doubt as to our ability to continue as a going concern as a result of our operating losses during the development stage and our need for substantial amounts of additional funding to continue our operations.

WE MAY FACE COMPETITION FROM EXISTING ONLINE AUCTION SITES OR NEW
PERSON-TO-PERSON TRADING WEB SITES WHICH MAY HARM OUR BUSINESS

     Currently we believe that we are the only entity using our innovative business model. However, we could face competition from existing online auction sites or new person-to-person trading Web sites that may provide the Take to Auction concept in the future. In the event that existing online auction sites begin to provide the Take to Auction concept in the future, they could attempt to block us from accessing their auction sites. Barriers to entry are relatively low and future competitors could launch new sites at a relatively low cost using commercially available software. Likewise, it would not be costly for existing online auction sites to modify their format to provide the Take to Auction concept. Many of the major online auction sites, if they were to compete with us in the future, have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations. Please see 'Business--Competition.'

WE EXPECT TO GROW RAPIDLY AND MANAGING OUR GROWTH MAY BE DIFFICULT

     We expect to grow rapidly by expanding our membership base. This growth is likely to place a significant strain on our resources and systems. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to augment, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff.

     We may have to cease accepting new members if we fail to meet internally set minimum inventory requirements. In such case, prospective members will be placed on a waiting list until we are able to stock sufficient inventory. Each prospective member on the waiting list will be contacted and granted membership status once we determine that our inventory is sufficiently stocked.

OUR SUCCESS IS DEPENDENT UPON OUR MANAGEMENT TEAM WHO HAVE ONLY RECENTLY STARTED WORKING TOGETHER IN THIS RELATIVELY NEW INDUSTRY

     Our success is dependent upon our management team which has only recently started working together in this relatively new industry. All members of our senior management recently joined us. Although our executive management team has some experience in operating businesses engaged in electronic commerce, due to the relatively short-lived nature of the electronic commerce industry, it is more difficult to assess and evaluate management in the electronic commerce industry than it is in other industries. Our new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into our company, and we expect to add additional key personnel in the near future. These individuals have not previously worked together and, as a result, may not work together effectively as a team to successfully manage our growth. Please see 'Business--Employees.'

WE WILL HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THIS OFFERING

     We have allocated a portion of the net proceeds of this offering for use as working capital. As to such funds, you will be relying on our judgment and discretion without specific information as to the uses which are proposed to be made of such funds. Please see 'Use of Proceeds.'

IF WE ARE UNABLE TO ADEQUATELY ASSESS THE DEMAND FOR MERCHANDISE LISTED ON OUR WEB SITE, OUR BUSINESS WOULD BE HARMED

     We intend to rely on the expertise of our purchasing and marketing professionals to select and purchase merchandise that is saleable on online auction sites. Our evaluation of market demand for merchandise will be based on internal periodic reports that will contain an analysis of the most popular items sold at major online auction sites and our projections of new consumer trends. The volume and type of merchandise that we maintain in our inventory will also be based on these evaluations and projections. The lack of market acceptance for the items of merchandise selected and purchased by us would significantly reduce our revenues and, therefore, harm our business, results of operation and financial condition. Please see 'Business--Purchasing and Inventory.'

DIFFICULTIES ASSOCIATED WITH OUR BRAND DEVELOPMENT MAY HARM OUR ABILITY TO ATTRACT MEMBERS

     We believe that our growth will depend on the strengthening of our brand which is critical to achieving widespread acceptance of Take to Auction.com, particularly in light of the competitive nature of the online commerce industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to create and maintain brand loyalty among users. We intend to increase our marketing efforts and budget as our membership base expands. Over the next 12 months, we are estimating our marketing expenses to be $100,000. Brand promotion activities may not yield increased revenues and any such revenues may not offset the expenses incurred by us in attempting to build our brand. Further, new users attracted to Take to Auction.com may not conduct transactions through our Web site on a regular basis. If we fail to promote and maintain our brand or if we incur substantial expenses in excess of $100,000 in an attempt to promote and maintain our brand or if our future strategic relationships fail to promote our brand or increase brand recognition, our business, financial condition and results of operations would be harmed. Please see 'Business--Take to Auction Strategy.'

BECAUSE OUR BUSINESS MODEL IS UNPROVEN, WE CANNOT ASSURE YOU THAT OUR REVENUES WILL GROW OR THAT WE WILL BECOME PROFITABLE

     Our business model depends upon our ability to leverage and to expand our network of members, suppliers, manufacturers, wholesalers and online advertisers to generate multiple revenue streams. The potential profitability of this business model is unproven, and to be successful we must, among other things, develop and market additional products and services to existing members effectively. Furthermore, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model, in which case our financial results could be harmed. Our business model may not be successful and we may not achieve revenue growth or profitability.

MANY OF THE ONLINE AUCTION SITES THAT ARE ACCESSED BY OUR MEMBERS THROUGH OUR SERVICES ARE EMERGING INTERNET COMPANIES THAT REPRESENT BUSINESS AND CREDIT RISKS

     We expect to derive a significant portion of our revenues from the sale of memberships and additional credits to Web users who want to earn additional income by taking merchandise to online auction sites. Many of these online auction sites have limited operating histories, are operating at a loss and have limited access to capital. If the online auction sites or our online advertising customer base experience financial difficulties or fail to experience commercial success, we may lose a significant source of revenue and our business will suffer. Ultimately, the success of these entities is entirely outside our control.

THE REVENUE EXPECTED FROM ONLINE ADVERTISING MAY NOT MATERIALIZE


     We also plan to generate revenues from the sale of advertising and navigation services to other Internet companies, including Web site owners, Internet retailers, Internet portals and regional Internet Service Providers. It is anticipated that this will be a relatively minor revenue stream which will not severely impact us if it does not materialize. To date, we have derived no revenues from such online advertising. In the future, we may have 'per click' arrangements whereby a company is permitted to display its banner on our Web site and we are compensated based on the number of 'clicks' or 'hits' on the banner.


OUR SUCCESS DEPENDS ON THE SUCCESS OF ONLINE AUCTION WEB SITES, AND THE MARKET FOR ONLINE AUCTION SITES IS DEVELOPING AND DEPENDS ON THE CONTINUED GROWTH OF ONLINE PERSON-TO-PERSON COMMERCE

     Our business depends on the continued growth and success of online auction sites. The growth and popularity of online auctions, if maintained, should allow us to retain members who are interested in making money by taking goods to online auction sites. Online auction sites are part of a developing market which, like us, depends on the continued growth of online person-to-person commerce. The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. The future revenues and profits of online auction sites and, consequently, our revenues and profits, are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon and this acceptance and use may not continue to develop. A sufficiently broad base of consumers may not adopt, and continue to use, the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few proven services and products exist. Growth in our member base relies on attracting consumers who have historically used traditional means of commerce to purchase goods and on entrepreneurial individuals who may desire to augment their income. We will only be successful if these consumers and entrepreneurs accept and use novel ways of conducting business and exchanging information.

WEB USERS MAY BE RELUCTANT TO JOIN ONLINE COMMUNITIES THAT PROMISE MONEY-MAKING OPPORTUNITIES

     With the variety of online person-to-person trading services available today, Web users may have grown weary of the opportunities presented to them on the Internet and may be reluctant to join online communities that promise money-making opportunities. To some extent, we believe that this may be indicative of the standard reluctance of consumers to respond to marketing campaigns with money-making claims, as opposed to any systemic reluctance by Web users as a separate population. However, regardless of whether it pertains to Web users or the general consumer population, such weariness or reluctance may have a detrimental effect on our ability to attract and retain members. We will only be successful if Web users can overcome such reluctance and be convinced that the opportunity presented to them is genuine.

CHANGES IN CONSUMER TRENDS MAY HARM OUR BUSINESS

     The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. A decline in the popularity of, or demand for, certain collectibles or other specialty items taken to auction through our service could reduce the overall volume of transactions on our Web site, resulting in reduced revenues. Certain consumer 'fads' may temporarily inflate the volume of certain types of items provided on our service, placing a significant strain upon our infrastructure and transaction capacity. The decline of a 'fad' would leave us with a large inventory of unsaleable goods and could harm our business, financial condition and results of operations.

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UNEXPECTED INCREASES IN TRAFFIC MAY STRESS OUR SYSTEMS

     We intend to generate a high volume of traffic and transactions on the Take to Auction.com service. Accordingly, the satisfactory performance, reliability and availability of our Web site, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of members who take merchandise to online auction sites while maintaining adequate customer service levels. Our revenues depend on the number of items listed by us, the number of members that join our service, the success of our members in completing online auction transactions and our ability to attract online advertisers. Any system interruptions that result in the unavailability of our service or reduced member activity would reduce the volume of items taken to online auction sites and online auction sales completed and could affect the average selling price of the items. Interruptions of service may also diminish the attractiveness of our services. The online auction sites have experienced, and our service will likely experience, periodic system interruptions, which we believe will continue to occur from time to time. Since the opening of our Web site to the public in January 2000, we have experienced only one interruption of service, which lasted approximately 8 hours. Any substantial increase in the volume of traffic on our Web site or in the number of members selecting merchandise to take to online auction sites will require us to expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems could harm our business, financial condition and results of operations. Please see 'Business--Operations and Technology.'

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. Our failure to adapt to these changes would harm our business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could strain our resources, require us to modify our business plan and harm our business, financial condition and results of operations. Please see 'Business--Operations and Technology.'

RISKS RELATED TO OUR INDUSTRY

CONCERNS ABOUT WEB SECURITY POSE RISKS TO OUR ENTIRE BUSINESS

     A significant barrier to the public's acceptance of online commerce and communications is the secure transmission of confidential information over public networks. We expect that a significant number of buyers of merchandise auctioned by our members will authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from a third party to provide the security and authentication technology to effect secure transmission of confidential information, including buyer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation and, therefore, our business, financial condition and results of operations. Please see 'Business Operations and Technology.'

OUR OPERATING RESULTS WOULD BE HARMED IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD

     Under current practices, we are liable for fraudulent credit card transactions because we do not require a customer's signature to authorize a transaction. Our failure to adequately control fraudulent credit card transactions would harm our business, financial condition and results of operations. Although we do not

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
maintain a reserve fund to cover potential fraudulent credit card transactions, we have never experienced a fraudulent credit card transaction. If such loss would exist in the future, we would record the loss in the period incurred.

WE DEPEND ON THE CONTINUING DEVELOPMENT OF THE WEB INFRASTRUCTURE, AND THE UNAVAILABILITY OF TECHNOLOGY TO MEET THE GROWTH IN USE OF THE WEB FOR ONLINE COMMERCE MAY REDUCE OUR REVENUES AND PROFITS

     The success of our service will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. We also depend on timely development of complementary products, such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long-term. The Web has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Web infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Web may be compromised. The infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace for the long-term may not be developed and, even if they are developed, the Web may not become a viable commercial marketplace for services such as those offered by us. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, financial condition and results of operations will be harmed. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our service to changing Web technologies, which could harm our business, financial condition and results of operations. Please see 'Business--Industry Background.'

LEGAL RISKS ASSOCIATED WITH INFORMATION DISSEMINATED THROUGH OUR SERVICE MAY HARM OUR BUSINESS

     The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose such liability upon other online services companies are currently pending. In addition, legislation has been proposed in several states, including California, Maryland, Nevada, Virginia and Washington that imposes liability for or prohibits the transmission over the Internet of certain types of unsolicited e-mail or advertisements. The imposition upon us and other online service providers of potential liability for information carried on or disseminated through their services could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. We do not carry liability insurance. Therefore, any costs incurred by us as a result of such liability or asserted liability could harm our business, financial condition and results of operations. Please see 'Business--Government Regulation' and '--Privacy Policy.'

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR MEMBERSHIP BASE

     Government regulation of communications and commerce on the Internet varies greatly from country to country. Unlike some countries and the European Union, the United States Congress has, to date, enacted relatively few laws expressly aimed at e-commerce, although many bills expressly aimed at e-commerce are currently pending. There is no assurance that these pending bills will become law or how they may impact us if they do. An example of one of the laws aimed at e-commerce enacted by the United States Congress, the

Trademark Cyberpiracy Prevention Act of 1999, seeks to help trademark owners protect their intellectual property against 'cybersquatters' who register Internet domain names resembling famous trademarks in order to extort money from or defame the trademark owner. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries where we could be forced to defend ourselves. Please see 'Business--Government Regulation.'

THE IMPOSITION OF SALES AND OTHER TAXES ON OUR BUSINESS OR ON PRODUCTS WE OFFER TO OUR MEMBERS AND ON INTERNET SERVICES GENERALLY COULD IMPAIR THE GROWTH OF ELECTRONIC COMMERCE

     We do not collect sales or other similar taxes with respect to goods sold through our service. However, one or more states or countries may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the Federal, state and local level, as well as in foreign jurisdictions, that would impose additional taxes on the sale of goods and services through the Internet. In addition, a bill was introduced in the U.S. Congress in July 1999 that would impose a 5% Federal tax on sales by a merchant over the Internet that are not otherwise taxable. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could harm our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business, financial condition and results of operations. Please see 'Business--Government Regulation.'

INTERNATIONAL BARRIERS MAY INCREASE OUR COSTS AND RISKS OF DOING BUSINESS

     Although we do not ship goods internationally, our primary international risk results from having international members who are subject to the laws of another jurisdiction, and facilitating transactions related to the sale of goods to users worldwide. As a result, we may be subject to significant costs and risks with respect to potentially complex personal data privacy protection and online contracting regulatory requirements, currency exchange controls and other trade barriers. For example, in the context of international data privacy regulations, if certain countries extend the extra-territorial application of their data protection laws and regulations to our business, we may be forced to restrict our membership by excluding persons resident in such countries from becoming members. In other instances, we may be required to construct costly additions to our Web site in order to comply with local laws on data privacy, advertising and on-line contracting, such as having a separate series of Web pages in the local languages where laws require that we make disclosures or post online agreements or privacy policies (and similar consumer notification requirements) in the local language of the member. We may also determine that in order to comply with local data protection laws, which prohibit the transfer of personally identifying information of our members outside of their home jurisdiction, we may have to set up and maintain separate databases in such countries. We may also have to customize our software programs to address country-specific requirements for tracking and documenting transactions, as well as take into account currency exchange issues.

WE MAY BE SUBJECT TO LIABILITY FOR PRODUCTS WHOSE SALE WE FACILITATE

     Buyers of our products may sue us if they are harmed by any of the products whose sales we facilitate. Although we do not manufacture these products, we are exposed to potential liability. Liability claims could require us to spend significant time and money in litigation and to pay significant damages, which could harm our business, financial condition and results of operations. Although we intend to disclaim all warranties and rely on the manufacturers to fulfill their warranty obligations, we cannot be certain that the manufacturers will be able to fulfill their warranty obligations. In addition, we believe that some disclaimers may be unenforceable under the laws of certain foreign jurisdictions. Please see 'Business--Product and Service Warranties.'

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success, and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction and Take2Auction.com with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration on our method for providing merchandise to online auction sites. The patent may not be issued to us, or, if issued, it may not provide us with all of the protections that we have sought. Please see 'Business--Intellectual Property Rights.'

     We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which we conduct business to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology and may not deter independent third-party development of similar technologies. To date, we have not been notified that our technologies infringe the proprietary rights of third parties, but third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms that are acceptable or favorable to us. As a result, any such claim could harm our business, financial condition and results of operations. Please see 'Business--Intellectual Property Rights.'

THE ISSUANCE AND ENFORCEMENT OF BROAD PATENTS COULD FORCE US TO MAKE CERTAIN CHANGES IN THE WAY WE IMPLEMENT OUR BUSINESS MODEL


     The U.S. Patent Office recently issued several business-method patents having an impact on business conducted on the Internet, among them the business-method patents relating to 'one click' on-line shopping transactions (i.e. the ability to complete on-line transactions with a single mouse click) and 'affiliate' transactions (whereby third party affiliates provide certain services, including book reviews, on-line) issued to Amazon.com. While we do not believe that any of the business process patents issued to date will directly impact the way we conduct our business, there are no assurances that the U.S. Patent Office will not issue additional business-method patents which could have an adverse impact on our business, forcing us to modify some of our business activities in order to avoid possible future claims of patent infringement. The recent granting of such patents is still being challenged. Furthermore, the likelihood and ability to enforce such broad patents remains undetermined. Nonetheless, the continued granting of such broad patents could, in the future, force us to change our method of advertising, as well as other important aspects of our business, or face the risk of litigation.


WE COULD STILL FACE PROBLEMS RELATED TO THE YEAR 2000 ISSUE WHICH COULD BE DISRUPTIVE TO OUR BUSINESS OPERATIONS

     To date, we have not experienced any problems as a result of the commencement of the Year 2000. Nevertheless, computer experts have warned that there may still be residual consequences stemming from the change in centuries and, if these consequences become widespread, they could result in a decrease in sales of our services, increased operating expenses and other business interruptions. Year 2000 problems would also decrease our reputation for reliability when we are trying to grow the membership base. We have not developed any specific contingency plan for Year 2000 issues. Please see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000.'

RISKS RELATED TO THIS OFFERING


WE MAY NOT BE ABLE TO MAINTAIN A LISTING ON THE AMERICAN STOCK EXCHANGE, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES EASILY



         Although we do not currently meet the American Stock Exchange ("AMEX") listing requirements, we have obtained a waiver from AMEX to list our shares. Currently, we do not meet the listing requirements of Regular Financial Guidelines of AMEX in that its pre-tax income for the last fiscal year was less than $750,000 and its Stockholder's equity is less than $4,000,000. The Company does not meet the Alternative Financial Guidelines for listing AMEX because the market value of its public float is not $15,000,000, it does not have a three year history of operations and its Stockholder's equity is less than $4,000,000. We expect that trading in our common shares will be conducted on the AMEX after the initial offering period. However, if we are unable to maintain this listing in the future, we believe that our common shares may then trade on the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which ws established for securities that do not meet the AMEX's and other exchanges' listing requirements. In such event, your shares may be difficult or impossible to sell. Specifically, selling your common shares would be more difficult because smaller quantities of common shares could be bought and sold, transactions could be delayed, and coverage of us by securities analysts and news media may be reduced. As a result, shareholders may not be able to sell their shares, which illiquidity may cause a decreased trading price, cause larger spreads in the bid and ask price for our common shares and restrict our ability to issue additional securities or to secure additional financing. In order to maintain a listing, AMEX examines, typically on a quarterly basis, the financial condition and/or operating results for a listed company, the public distribution or aggregate market value of a listed company's shares, as well as various other aspects of a listd company's compliance whith AMEX's requirements. Although AMEX has wide discretion regarding the enforcement of the requirements for maintaining a listing, there can be no assurance that we will be able to satisfy these requirements and maintain our listing.



INVESTORS MAY BE UNABLE TO SELL OUR COMMON SHARES BECAUSE OF THE LOW PRICE


     Although we will initially be listed on the AMEX, we cannot assure you that we will be able to maintain this listing. In such event, our shares may trade only on the over-the-counter market in the so-called 'pink sheets' or on the OTC Bulletin Board. The effects of not being eligible for trading on the AMEX include the limited release of the market prices of our stock and limited news coverage of us. Ineligibility may also restrict investors' interest in our stock and materially adversely affect the trading market and prices for our stock and our ability to issue additional securities or to secure additional financing.


IF THE TRADING PRICE OF OUR COMMON STOCK DROPS BELOW A CERTAIN LEVEL WE MAY BECOME SUBJECT TO THE PENNY STOCK RULE

     If the trading price of our common stock is less than $5.00 per share, our common stock could become subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule, otherwise known as the 'Penny Stock Rule,' requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consents, prior to any transaction. If our common stock is deemed to be a penny stock under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in our common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our common stock, the ability of broker-dealers to sell our common shares and the ability of purchasers in this offering to sell their securities in the secondary market.


WE MAY BE UNABLE TO SELL SHARES IN SOME STATES IN FUTURE OFFERINGS DUE TO BLUE SKY REGULATIONS


     If, subsequent to the initial offering, we become unable to list our shares on the AMEX, we will attempt to register and trade on another national exchange. If that proves unsuccessful, we will have to register the common shares in any state where we desire to sell our common shares. We must also register our officers and directors as broker dealers in any state in which we seek to sell our common shares or seek an exemption to such registration. If a registration of the common shares in various states is not approved, it will not be possible for us to sell the common shares in those states. In such an event, we intend to use our best efforts to register in every state where we believe there is a significant market for our common shares. Should any or all common share registrations not be approved, this would prohibit us from selling the common shares offered for sale in such jurisdictions, would make it more difficult for you to sell your common shares generally and could adversely affect the overall success of those future offerings.

POSSIBLE VOLATILITY OF OUR STOCK PRICE COULD HARM OUR SHAREHOLDERS

     The stock markets in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology stocks are at or near historical highs and reflect valuations substantially above historical levels. These trading prices and valuations may not be sustained. These broad market and industry factors may harm the market price of our common shares, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, may also harm the market price of our common shares. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against the company. This litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business, financial condition and results of operations.

CONTROL BY PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS COULD HARM OUR SHAREHOLDERS


     Upon completion of this offering, our executive officers and directors and greater-than-five-percent shareholders will, in the aggregate, own approximately 45% of the outstanding common shares (43% if the underwriters' over-allotment option is exercised in full). Further, our bylaws provide for a classified board of directors which is controlled by our founders. This means that the board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This makes it more difficult to gain control of the board of directors and may delay, defer or prevent a change in control of our company. As a result, the executive officers, directors and greater-than-five-percent shareholders, acting together, will have the ability to control most, if not all, matters submitted to shareholders and directors for approval (including the election and removal of directors and officers and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership, as well as the classified board of directors, may have the effect of delaying, deferring or preventing a change in our control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain our control, which in turn could harm the market price of our common shares. The following four individuals own greater than 5% of Take to Auction:
Horacio Groisman (Vice Chairman and Director); Albert Friedman (President, CEO and Director); Hugo Calemczuk (Director); and Magdalena Zafir. In addition, Ilia Lekach (Chairman and Director) owns all of Pacific Investments, which in turn owns greater than 5% of Take to Auction. E Com Ventures, Inc. also beneficially owns greater than 5% of Take To Auction, upon the exercise of its option to convert its note agreements into shares of our common shares. Please see 'Management' and 'Principal Shareholders.'


SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD HARM OUR STOCK PRICE


     Sales of substantial amounts of common shares (including shares issued upon the exercise of outstanding options) in the public market after this offering could harm the market price of our common shares. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition to the common shares we are offering (assuming no exercise of the underwriters' over-allotment option), as of the date of this prospectus, there will be 6,000,000 common shares outstanding, all of which are 'restricted securities' under the Securities Act of 1933, as amended. Notwithstanding any earlier eligibility for sale under the provisions of Rule 144, due to lock-up agreements with the representatives of the underwriters, none of the restricted securities will be available for sale in the public market until at least 180 days after the date the registration statement is declared effective by the Securities and Exchange Commission. Following the expiration of the 180 day lock-up agreements, all of the restricted securities will be available for sale in the public market, subject to our right to repurchase unvested shares and subject to certain volume limitations pursuant to Rule 144. In addition, as of the date of this prospectus, there were outstanding options to purchase 850,000 common shares, none of which were immediately exercisable or exercisable within 60 days of the date of this prospectus. Notwithstanding any earlier eligibility for sale under the provisions of Rule 144(k), due to lock-up agreements with the representatives of the underwriters, none of the outstanding options will be available for sale in the public market until at least 180 days after the date the registration statement is declared effective by the of the

Securities and Exchange Commission. Following the expiration of the 180 day lock-up agreements, none of the outstanding options will be available for sale in the public market until the expiration of the applicable holding periods under Rule 144(k) of the Securities Act. The representative of the several underwriters acting together may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Such waiver may occur for certain types of transactions, including a secondary offering or merger or acquisition of Take to Auction, or for other reasons all in the underwriters' sole discretion. Although there is no preset level of stock price which will trigger a waiver of the lock-up agreements, a substantial rise in the price of our stock may be one of the factors the underwriters will consider in determining whether to waive the lock-up agreements. Another factor the underwriters may consider would be the ability of the market to sustain additional stock in the public float. Immediately after this offering, we intend to register approximately 2,442,857 common shares subject to outstanding options and reserved for issuance under our stock option and purchase plans. Please see 'Shares Eligible for Future Sale.'


WE WILL NEED TO RAISE ADDITIONAL CAPITAL WHICH MAY AFFECT OUR SHAREHOLDERS, AND OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL


     We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through at least the next 12 months. Thereafter, we will need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, your percentage ownership will be reduced, you may experience additional dilution and these securities may have rights, preferences and privileges senior to those of the common shares. Additional financing may not be available on terms favorable to us or at all. If we are unable to maintain our listing of common stock on the AMEX, it may be more difficult to raise additional funds. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Our inability to raise additional capital on acceptable terms could harm our business, financial condition and results of operations. Please see 'Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources.'


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AND MAY FACE FURTHER DILUTION


     The initial public offering price of the common shares paid by you is substantially higher than the net tangible book value per outstanding share of our common shares. Purchasers of the common shares in this offering will suffer immediate and substantial dilution of $5.93 per share in the net tangible book value of the common shares from the initial public offering price, assuming an initial public offering price of $7.00 per share. To the extent that outstanding options to purchase our common shares are exercised, there may be further dilution. Please see 'Dilution.'


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
               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made some statements in this prospectus, including some under 'Prospectus Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business' and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under 'Risk Factors,' 'Market Data' and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as 'may,' 'will,' 'should,' 'could,' 'expects,' 'hopes,' 'intends,' 'plans,' 'anticipates,' 'believes,' 'estimates,' 'predicts,' 'potential' or 'continue' or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Furthermore, we undertake no obligation to update publicly any forward-looking statements for any reason, unless required to do so by law.

                                  MARKET DATA

     This prospectus contains market data related to Take to Auction.com and the Internet. This data has been included in the studies published by the Internet market research firms of International Data Corporation and Forrester Research, Inc. This market data includes projections that are based on a number of assumptions. These assumptions include that:

     o the number of people online and the total number of hours spent online will increase significantly over the next five years;

     o the use of online auction sites will increase;

     o Internet security and privacy concerns will be adequately addressed; and

     o no catastrophic failure of the Internet will occur.

     If any one or more of these assumptions turns out to be incorrect, actual results may differ significantly from the projections based on these assumptions.

                                USE OF PROCEEDS


     At an assumed initial public offering price of $7.00 per share, we estimate that the net proceeds to us from the sale of the common shares will be approximately $7.2 million (approximately $8.4 million if the over-allotment option is exercised in full) after deducting the estimated underwriting discount and estimated offering expenses. We intend to use the net proceeds in approximately the following manner:



Inventory.......................................................  $  5,475,000
Salaries........................................................       475,000
Network Infrastructure..........................................       410,000
Marketing/advertising...........................................        50,000
Working capital.................................................       790,000


     Within the above categories, we intend that our management will have broad discretion in the application of the net proceeds. Remaining amounts, if any, will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Please see 'Risk Factors--Risks Related to this Offering--We will likely need to raise additional capital which may affect shareholders, and our business will be harmed if we are unable to obtain additional capital.'

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and fund operating losses and do not anticipate paying any cash dividends in the foreseeable future.

                                   CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     o on an actual basis;

     o on an as adjusted basis to reflect the estimated net proceeds from the sale of the common shares offered by us after deducting the underwriting discount and estimated offering expenses payable by us. Please see 'Use of Proceeds.'

You should read this information together with our financial statements and the accompanying notes to those statements appearing elsewhere in this prospectus.

                                                                                             MARCH 31, 2000
                                                                                       --------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                       -----------    -----------
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued
     and outstanding actual, pro forma and as adjusted..............................   $        --    $        --
  Common stock, $0.001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding actual; 7,300,000 shares issued and outstanding as
     adjusted.......................................................................         6,000          7,300
  Additional paid-in capital........................................................     2,256,000      9,444,700
  Accumulated deficit...............................................................    (1,605,979)    (1,605,979)
                                                                                       -----------    -----------
     Total stockholders' equity.....................................................       656,021      7,846,021
                                                                                       -----------    -----------
     Total stockholders' equity.....................................................   $   656,021    $ 7,846,021
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                                    DILUTION

     Our net tangible book value as of March 31, 2000 was approximately $0.7 million or $0.11 per common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of common shares outstanding.


     After giving effect to the sale of common shares offered by us at an assumed initial public offering price of $7.00 per share, and the application of the estimated net proceeds therefrom, our net tangible book value as of March 31, 2000, would have been approximately $7.8 million or $1.07 per common share. This represents an immediate increase in net tangible book value of $0.96 per share to existing shareholders and an immediate dilution of $5.93 per share to new shareholders purchasing common shares in this offering. The following table illustrates this dilution:


Assumed initial public offering price per share........................................             $    7.00
  Net tangible book value per share prior to this offering.............................  $    0.11
  Increase per share attributable to new shareholders..................................       0.96
                                                                                         ---------

Net tangible book value per share after this offering..................................                  1.07
                                                                                                    ---------
Total net tangible book value dilution per share to new shareholders...................             $    5.93
                                                                                                    ---------
                                                                                                    ---------


     The following table summarizes as of March 31, 2000, on the pro forma basis described above, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by investors purchasing common shares in this offering (before deducting the estimated offering expenses):


                                                                                 TOTAL CONSIDERATION
                                                                         -----------------------------------
                                                   SHARES PURCHASED                                 AVERAGE
                                                 --------------------                              PRICE PER
                                                  NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                                 ---------    -------    -----------    -------    ---------
Existing shareholders.........................   6,000,000      82.2%    $ 1,700,000      15.7%      $0.28
New investors(1)..............................   1,300,000      17.8       9,100,000      84.3        7.00
                                                 ---------    -------    -----------    -------    ---------

  Total.......................................   7,300,000     100.0%    $10,800,000     100.0%
                                                 ---------    -------    -----------    -------
                                                 ---------    -------    -----------    -------

------------------

(1) If the underwriters' over-allotment is exercised in full, the number of shares held by new investors will be increased to 1,495,000, or 19.9% of the total common shares to be outstanding after this offering.


     The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of the date of this prospectus. As of the date of this prospectus, there were options outstanding to purchase a total of 850,000 common shares with a weighted average exercise price of $5.93 per share and warrants outstanding to purchase 200,000 common shares at an exercise price equal to the assumed initial offering price, less the underwriter's gross commissions and warrants outstanding to purchase 20,000 common shares at an exercise price equal to the assumed initial offering price. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors in this offering.

                               SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this prospectus. The financial statement data as of December 31, 1999 and for the period from June 2, 1999 (date of inception) through December 31, 1999 are derived from, and are qualified by reference to, the audited financial statements of Take to Auction.com (which report includes an explanatory paragraph related to our ability to continue as a going concern) included elsewhere in this prospectus (excluding the balance sheet as adjusted, which gives effect to the sale of common shares offered by us).

     The statement of operations data for the three-month period ended March 31, 2000 and the balance sheet data as of March 31, 2000 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited financial statements include all normal and recurring adjustments necessary for a fair presentation of results for such period. The selected financial and operating data for the three-month period ended March 31, 2000 are not necessarily indicative of the results to be expected for fiscal year ending December 31, 2000.


                                                                       FOR THE PERIOD
                                                                      FROM JUNE 2, 1999            FOR THE PERIOD
                                                                     (DATE OF INCEPTION)        FROM JANUARY 1, 2000
                                                                  THROUGH DECEMBER 31, 1999    THROUGH MARCH 31, 2000
                                                                  -------------------------    ----------------------
STATEMENT OF OPERATIONS DATA:
  Net revenues.................................................           $  70,067                 $    421,733
  Cost of net revenues.........................................             136,042                      653,678
                                                                       ------------            ----------------------
     Gross margin..............................................             (65,975)                    (231,945)
                                                                       ------------            ----------------------
  Operating expenses:
     General and administrative................................             383,630                      536,666
     Auction fees..............................................               5,727                       19,910
     Sales and marketing.......................................              19,061                       72,361
     Fulfillment...............................................              42,632                       67,191
     Web site development expenses.............................              32,637                       21,610
                                                                       ------------            ----------------------
  Total operating expenses.....................................             483,687                      717,738
                                                                       ------------            ----------------------
  Net loss from operations.....................................            (549,662)                    (949,683)
  Interest, net................................................                  --                     (106,634)
  Net loss.....................................................           $(549,662)                $ (1,056,317)
                                                                       ------------            ----------------------
                                                                       ------------            ----------------------
  Basic and diluted loss per common share......................           $   (0.10)                $      (0.18)
                                                                       ------------            ----------------------
                                                                       ------------            ----------------------
  Weighted average number of common shares outstanding.........           5,696,766                    6,000,000
                                                                       ------------            ----------------------
                                                                       ------------            ----------------------

                                                                                              MARCH 31, 2000
                                                                    DECEMBER 31, 1999    -------------------------
                                                                    -----------------                      AS
                                                                         ACTUAL            ACTUAL      ADJUSTED(1)
                                                                    -----------------    ----------    -----------
BALANCE SHEET DATA:
  Cash and cash equivalents......................................      $   856,949       $  363,752    $ 7,553,752
  Working capital................................................        1,288,032          532,347      7,722,347
  Total assets...................................................        2,579,739        3,308,836     10,498,836
  Shareholders' equity...........................................        1,150,338          656,021      7,846,021

------------------

(1) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $7.00 per share), and the application of the estimated net proceeds therefrom as set forth under 'Use of Proceeds.'

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our financial statements and their related notes included elsewhere in this prospectus.

OVERVIEW

     Take to Auction.com, Inc. was formed as a Florida corporation in June 1999 and operates its online service under the name of 'Take to Auction.com'.


     We are a development stage company, having launched our Web site in July 1999. Our operations for the period from June 2, 1999 through March 31, 2000 were primarily limited to organizing our company, raising operating capital, hiring initial management and employees and refining our business model. We also began to target potential customers and to build and promote our interactive-based community and brand through word-of-mouth marketing efforts, as well as repeat business.


     We provide our members with a total solution to take items to online auction sites. Our revenues are from memberships purchased by our members, additional credits purchased by existing members and sales of products. In the future, we also anticipate receiving fees from third parties for online advertising. We believe that word-of-mouth and repeat business from existing members are the most effective means of implementing our growth strategy. Members purchase membership credits to enable them to select items to take to an online auction site. Each annual membership costs a minimum of $100.00 and allows a member to take any number of items which have an aggregate value of $100.00 or less from our Web site to an online auction site for one week at a time. Each membership lasts for one year.

     In order for a member to recoup his or her entire membership fee, he or she must earn $100.00 from auctions over the course of the membership term. By accumulating additional credits, the member will be eligible to list multiple items and/or items that have greater value. The total number of credits and, consequently, our revenues depend upon our members' interest in listing multiple items at one time or seeking more valuable merchandise. That is because the more credits a member purchases, the more (both in number and value) items he or she can send to auction. The more credits a member purchases, the more revenues are generated for Take to Auction.

     Our rate of expense growth will follow revenue growth and will be primarily driven by increases in membership and by the volume of successful online transactions completed by existing members. That is because the more members we have, the more expenses we incur, such as listing fees, customer service, merchandise and warehouse expenses. In the short term, we intend to increase our expenses significantly in an effort to attain a high level of revenue growth.

RESULTS OF OPERATIONS


     Net revenues. Net revenues include the membership fees charged to our members, prorated over the annual membership, and the sale of products to our members upon a successfully completed auction. Net revenues amounted to approximately $422,000 and $70,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. We had approximately 5,400 and 600 completed transactions during the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively, at an average sale price of approximately $75 and $97, respectively.



     Cost of net revenues. Cost of net revenues consist primarily of the cost of the merchandise sold and inbound shipping costs related to those items. Cost of net revenues amounted to approximately $654,000 and $136,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. We believe that offering our members attractive pricing is a key component to our success. The majority of our negative margins is attributable to offering our current members discounted pricing to promote our brand during our development stage. We believe our gross margin will improve as we improve our supply chain management, including buying directly from the manufacturers and taking advantage of volume purchase discounts. We expect to realize positive margins from the sale of products in the future, although we cannot assure you that this will prove to be the case.


     General and administrative expenses. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. General and administrative expenses amounted to approximately $537,000 and $384,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. General and administrative expenses will continue to increase as we expand our staff and incur additional costs to support the growth of the business.


     Auction fees. Auction fees consist of fees incurred for posting and selling items at on line auction sites. Auction fees amounted to approximately $20,000 and $6,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. Auction fees will continue to increase as the number of items listed and sold at on line auction sites increase through our increased membership base.


     Sales and marketing. Sales and marketing expenses consist of fees incurred for advertising and promotion. Sales and marketing expenses amounted to approximately $72,000 and $19,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. Sales and marketing expenses will continue to increase as we increase our marketing efforts to attract new members.


     Fulfillment fees. Fulfillment fees consist of fees incurred to implement our outsource agreement with our third party warehousing facility and to warehouse, fulfill and ship products to the highest bidders for completed auctions. Fulfillment fees amounted to approximately $67,000 and $43,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999. Fulfillment fees will continue to increase as our sales increase.


     Web site development expenses. Web site development expenses consists principally of expenses incurred to develop our network operations and systems and telecommunications infrastructure. Web site development expenses amounted to approximately $22,000 and $33,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. Web site development expenses are expected to increase as we increase our network infrastructure to facilitate our operations.


     Income taxes. We were incorporated in June 1999 and have not yet filed a federal income tax return or a State of Florida income tax return. Our 1999 fiscal year ended on December 31, 1999. We expect to have operating losses for the foreseeable future and do not expect to have any federal or state income tax liability until we are profitable and utilize our operating loss carry forwards.


     Net loss. As a result of the factors discussed above, primarily relating to the general corporate expenses incurred in our start up activities, the net loss totaled approximately $1,056,000 and $550,000 for the periods from January 1, 2000 through March 31, 2000 and from June 2, 1999 through December 31, 1999, respectively. We received an opinion from our independent auditors on our December 31, 1999 financial statements expressing substanital doubt as to our ability to continue as a going concern as a result of, among other matters, our operating losses during the development stage and our need for substantial amounts of additional funding to continue our operations. We expect to incur net losses for the foreseeable future.


LIQUIDITY AND CAPITAL RESOURCES

     Our principal capital requirements are acquiring merchandise and maintaining and improving our Web site.


     We used cash of approximately $1,317,000 and $349,000 from operating activities for the periods from January 1, 2000 through March 31, 2000 and June 2, 1999 through December 31, 1999, respectively. This was primarily the result of a loss of approximately $1,056,000 and $550,000 for the periods from January 1, 2000 through March 31, 2000 and June 2, 1999 through December 31, 1999, respectively. The additional changes in other operating assets and liabilities were principally related to increases in accounts payable and accrued expenses offset by an increase in inventory.


     We used cash in investing activities of approximately $598,000 and $191,000 during the periods from January 1, 2000 through March 31, 2000 and June 2, 1999 through December 31, 1999, primarily related to the purchase of computer hardware and software.


     Cash provided by financing activities for the period from June 2, 1999 through December 31, 1999 was approximately $1,397,000. This was the result of proceeds received on our stock subscriptions receivable (relating to our initial capitalization) in the amount of approximately $364,000, proceeds received from the sale of our common shares to SLI.com Ventures Ltd. in the amount of $350,000, proceeds received from the sale of our common shares to Dominion Income Management in the amount of $350,000, and proceeds received on a note and warrant purchase agreement (the 'Note') in the amount of $1,000,000 from E Com Ventures, Inc. (formerly Perfumania, Inc.), a company related through common chairman of the board, offset by payments made for offering costs of approximately $668,000. The Note expires two years from its effective date, bears interest at 6% per annum and is convertible into our common shares at the conversion price equal to the price per share of our assumed initial public offering, less the underwriters' gross commissions. In connection with the Note, we issued a warrant for the purchase of a total of 100,000 shares of common stock at a price equal to our assumed initial public offering price, less the underwriters' gross commissions.


     Cash provided by financing activities for the period from January 1, 2000 through March 31, 2000 was approximately $1,421,000. This was the result of proceeds received on our stock subscriptions receivable (relating to our initial capitalization) in the amount of approximately $635,000, proceeds received on an additional Note in the amount of $1,000,000 from E Com Ventures, Inc. (formerly Perfumania, Inc.), offset by payments made for offering costs of approximately $214,000. The additional Note issued during the period from January 1, 2000 through March 31, 2000 has the same terms as the Note issued during the period from June 2, 1999 through December 31, 1999.


     The two $1 million Notes from E Com Ventures, Inc. were the only debt facility available to us as of March 31, 2000. The sale of common shares to SLI.com Ventures Ltd. and Dominion Income Management was not part of the August 26, 1999 $1 million initial capitalization.


     We believe that funds generated from our initial capitalization, other private placements, operations and the net proceeds of this offering will be sufficient to finance our current and anticipated operations for at least 12 months after this offering. Our long-term capital requirements beyond this period will depend on numerous factors, including, but not limited to, the following:

     o The ability to expand our member base;

     o The cost of upgrades to our Web site; and

     o The level of expenditures for sales and marketing and other factors.

     Without the proceeds from this offering, we will not have sufficient funds to fund operations for the next twelve months. We would need to raise additional funds by incurring debt or through other public or private offerings of our capital stock. We may not be able to do either on terms favorable to us, if at all. Please see 'Risk Factors--We will need to raise additional capital which may affect our shareholders . . .' for a more detailed discussion of our ability to raise capital to meet long-term capital requirements.

     Although we do not have any current plans for a secondary offering, we may seek such an offering in the future. There is no preset level of stock price which will operate as a trigger to such offering, although a substantial rise in the price of our stock may be one of the factors we will consider in determining whether to seek a secondary offering. Another factor we may consider would be the ability of our stock to sustain dilution.

IMPACT OF YEAR 2000

     Even though the date is now past January 1, 2000, and we have not experienced any immediate adverse impact from the transition to the Year 2000, we cannot provide complete assurance that we have not been affected in a manner that is not yet apparent. Furthermore, although the date is now past February 29, 2000, and we have not experienced any immediate adverse impact from the leap year, we cannot provide complete assurance that we have not been affected in a manner that is not yet apparent. We have tested our software and our internal systems for potential problems relating to the Year 2000 and the leap year that occurred in 2000 and do not believe that we will experience any date related problems. In addition, we do not believe that we will incur material costs in the future because of date related problems. Nonetheless, we will continue to monitor our compliance and compliance of our third party vendors and licensors of material hardware and software services for date related problems.

     We have developed testing procedures for all software and other systems that we believe might be affected by Year 2000 or leap year issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort has been and will be to ensure that these third-party systems are Year 2000 and leap year compliant. We received assurances that the existing third-party software and the existing hardware are Year 2000 and leap year compliant through a combination of representations by these third parties regarding their products' Year 2000 and leap year compliance, as well as specific testing of these systems.

     Based on the above actions, we have not developed a formal contingency plan to be implemented as part of our efforts to identify and correct date related problems affecting our internal systems. However, all of our data is backed-up so that we should be able to restore all data and normal service activity in the event of a service interruption related to date related problems. Based on the actions taken to date, and the lack of any problems to date, we are reasonably certain that we have identified and resolved all date related problems that could harm our business.

                                    BUSINESS

TAKE TO AUCTION.COM

     We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay(sm), FairMarket(sm), Amazon(sm) and Yahoo!(sm). Our members pay an annual membership fee and, each week, if they so choose, at no additional cost, select from more than 3,000 types of items in more than 10 categories of merchandise from our Web site that we then list automatically on a popular online auction site for one week at a time for the duration of the one-year membership. Our business model is distinct from and complements the more than 200 online auction sites. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create significant Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. We believe that adding monthly and annual competitions, category indices and personalized features such as the ability to track portfolios and members' profits will keep members returning to our Web site.

     We are a development stage company, having launched our Web site in July 1999. We provide our members with a total solution to take items to online auction sites. Our principal sources of revenues are derived from membership fees, the purchase of additional credits and sales of products. In the future, we also anticipate receiving fees from third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.

INDUSTRY BACKGROUND

     The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. It also provides businesses with an attractive means of selling and marketing their products. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow to approximately 508 million by the year 2003. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity and acceptance of the Internet by businesses and consumers. The Internet has a number of unique characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or with entire groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow.

     The growing adoption of the Web represents an opportunity for businesses to conduct commerce over the Internet. IDC estimates that the total value of commerce over the Internet will increase to approximately $1 trillion worldwide by the year 2003.

     Online auction sites like eBay, the only online auction site we currently use, pioneered person-to-person trading of a wide range of goods over the Internet using an efficient and entertaining auction format and has grown into the largest and most popular person-to-person trading community on the Internet. Although eBay is the only online auction site we currently use, we do not have any formal agreement with eBay or any other online auction site. We believe that there are currently over 200 online auction sites on the Internet. Online auction services permit sellers to list items for sale, buyers to bid for and purchase items of interest and all auction users to browse through listed items from any place in the world at any time. Online auction sites offer buyers a large selection of new and used items that can be difficult and costly to find through traditional means such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. Online auction sites also enable sellers to reach a larger number of potential buyers more cost-effectively than traditional person-to-person trading forums. However, the volume of activity on existing online auction sites is subject to some of the following limitations:

     o Sellers on online auction sites own the listed merchandise and must pay all listing fees assessed by certain online auction sites;

     o Sellers of products own a limited supply of merchandise to place on online auction sites;

     o If the online auction of an item is unsuccessful, the seller continues to own the item;

     o Sellers of products are responsible for the collection of the purchase price and the delivery of the merchandise to buyers;

     o Sellers do not know the buyer so they are unsure whether the buyer will pay for the merchandise;

     o Sellers do not have an automatic and secure payment system;

     o Buyers must rely on the sellers to make sure that the items purchased are in good condition and are actually delivered;

     o In many cases, the process of listing an item on an online auction site is typically limited to users with some degree of Internet experience, especially when a seller wants a photograph of the item to appear on the auction site; and

     o Sellers can earn a profit only after deducting the price paid by them for the merchandise and the related listing fees and other expenses.

THE TAKE TO AUCTION.COM SOLUTION

     We capitalize on the success of online auction sites by supplying these online auction markets with many categories of collectibles and factory-new specialty merchandise. Using our purchasing expertise, we supply entrepreneurial members with items to bring to auction.

     We believe that the Take to Auction concept will appeal to Web users, create community affinity and increase user traffic on online auction sites for the following reasons:

      We provide members with a broad array of merchandise to take to online auctions

          While a typical seller has limited items to place for auction, we currently provide our members with over 3,000 types of items of merchandise in a broad array of categories from which to make a selection. The merchandise categories include the following:

Autos and Auto Products   Great Collections
Antiques                  Jewelry, Gemstones
Art                       Photo & Electronics
Books, Movies, Music      Pottery & Glass
Coins, Stamps             Sports Memorabilia
Collectibles              Toys, Plush
Dolls, Figurines

    In addition to providing single items, we also expect to offer bundled items of merchandise from time to time to lower the reserve price of each item and, therefore, improve the chances of a successful online auction.

      Members never have to purchase or take possession of the merchandise

          Unlike traditional auction settings where sellers place their own items up for auction, our members enter our Web site, browse through a product catalog and select an item to be listed at an online auction site. If the item does not sell, the item returns to our electronic warehouse automatically without the member incurring any expenses. There is no additional cost to the member and, therefore, no risk to have items listed at an online auction site because the minimum bid prices always cover the value of the

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
     merchandise. The differential between the reserve price and the highest bid, the spread, constitutes a member's profit.

      Members do not have to take complicated steps to list items online

          To list an item on a traditional online auction site, information about the seller and the particular item must be entered into the system. Sellers are not required to include a photograph of the item they wish to take to auction, however, they often do to increase the salability of the item. If a seller desires to include a photograph of the item, a digital photograph of the item must be taken by the seller and then fitted according to the required layout of the online auction site. We facilitate the auction process because, once a member registers, the only thing he or she has to do is select an item from our product catalog and choose from a drop down menu the auction site where he or she desires to place the item (presently, only eBay). Once an item is selected and the member has chosen the online auction site, we automatically register the member and the item's specifications on the online auction site, providing membership information, a photograph and a description of the item.

      We facilitate transactions by accepting credit cards and electronic checks and by handling shipping and delivery

          Buyers of our merchandise have the ability to pay by credit card or electronic check protected by security services such as VeriSign, Inc. and SSL Security Systems. This payment medium is not offered by online auction sites because a typical seller is small and, therefore, not equipped to have a credit card processing system or the ability to receive an electronic check. We also package and ship the merchandise to the buyer, at the buyer's expense.

      Our service is designed to promote an active membership community to provide a positive environment for advertising and commerce

          We intend to encourage active participation in our community and to offer a number of programs to increase levels of participation. We currently provide our members with a personalized auction tracking page which advises members of the status of their current auctions, as well as a status report of the sales completed and profits earned to date. In the near future, we intend to provide monthly and annual competitions, category indices and other personalized features designed to keep members returning to our Web site.

          We believe that all of these features will appeal to advertisers and consumers because advertisers will be able to specifically target their advertisements based upon the information members provide us in their applications and by tracking merchandise taken by our members to other auction sites. Additionally, the banner ads and hyperlinks will not require a member to leave our Web site in order to visit an advertiser or sponsor's Web site.

          In addition to the aforementioned reasons, ultimately we believe our concept will increase traffic to online auction sites because the seller does not have to own the merchandise being auctioned, but rather consigns it to an online auction site at no risk. Without our concept, the seller must own the merchandise sent to auction. Sellers invariably can only own a finite amount of products to take to auction. We permit a whole new population (those who do not own any merchandise that they wish to sell) to participate as sellers in online auctions. We further believe that our concept will attract a more entrepreneurial population who join to make money, as opposed to the hobbyists and collectors who make up a significant portion of the current online auction population. We believe that an increase in user traffic on online auction sites will increase our membership base because such an increase will expose us to a larger population. Each bid sent by a member to an online auction site is accompanied by a banner identifying us. Please see 'Marketing and Advertising.' The more online auction participants, the more who will see our banner. The more online auction participants who become familiar with us through our banners, the more, we hope, who will want to become members. It is the anticipated synergy between increasing traffic and increasing membership which we believe we can capitalize on. Further, a greater number of members of online auction sites leads to more potential buyers, which

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
     should, in turn, result in higher prices that our members may be able to obtain for their goods. The more money our members make, the more credits they may purchase, the more friends they may tell, and thus, the more business which may be generated.

TAKE TO AUCTION STRATEGY

     Our objective is to become a leading Internet based community offering a broad array of products and services to our members. Our strategy includes the following key elements:

      Grow the Take to Auction community and increase the membership base

          Because we intend to derive a large portion of our revenues from the sale of membership credits, our success depends on our ability to grow our membership base. We intend to use 'word-of-mouth' referrals and targeted marketing to buyers of our merchandise posted on online auction sites to expand our membership community.

      Promote the Take to Auction brand

          We believe that building greater awareness of our brand within and beyond the Take to Auction.com community is critical to maintaining and expanding our user base and promoting online advertising revenues. We believe that controlled growth of the Take to Auction.com community and brand will maximize customer satisfaction and promote our brand. All merchandise listed by us on online auction sites will contain a banner which provides hyperlink access to our Web site. We also intend to use a portion of the proceeds from the offering to launch an advertising campaign to increase our membership base.

      Forge business relationships with online auction sites and other partners to improve brand-name recognition and the efficiency of our network systems

          Although we do not have any yet, we intend to form business relationships with online auction sites to improve our 'brand name' recognition and the performance and efficiency of our network systems. These business relationships would mainly consist of arrangements with online auction sites in the following areas: cross marketing; discounted fees; direct electronic interfacing; and mutual name protection. We believe that business relationships with online auction sites will improve brand name recognition by enabling our members to benefit from enhanced services provided by online auction sites, including special recognition in the 'featured auctions' Web page of online auction sites and allowing us to place our banner in each auction posted by us on behalf of our members. Another important aspect of a business relationship with an online auction site may consist of mutual name protection, whereby an online auction site would agree to help protect the Take to Auction name by prohibiting sellers or buyers, other than our members, from using Take to Auction as any part of their listing name. We believe that business relationships with online auction sites will improve the efficiency and performance of our network systems by enabling us to communicate more directly, or better interface with online auction sites. An interface is the place at which independent systems meet or communicate. Currently, for our system to communicate with an online auction site, we emulate a browser or a standard manual posting used by all auction house users. This 'browser emulating' technique is troublesome when it comes to numerous automated posting, because the web/e-mail interface (the interface used by regular members) is slow and prone to data loss. A business relationship with an online auction site may permit us the use of a better interface, such as a custom made program specifically designed to integrate our systems properly, also commonly referred to as an application programming interface (API). Our use of an online auction site's API would allow us to communicate more directly with such site's back end (possibly directly with their database), as opposed to simulating a person when communicating with the site. Interfacing using an online auction site's API will bypass their normal web/e-mail interface. This eliminates data loss, waiting for responses from the site, errors caused by previously unannounced protocol changes, transfer of faulty data and increases our Web site's processing power, thus increasing the efficiency or throughput.

      Leverage our innovative business model

          We believe that our business model provides a number of competitive advantages. We have a unique appeal to entrepreneurial Web users because we can provide them with the means to earn additional income at no additional risk other than the amounts members pay for membership credits. Our current volume of activity is approximately 42,000 transactions, based on the current level of membership on an annualized basis. We completed approximately 6,000 transactions during the period from June 2, 1999 through March 31, 2000. Our current variety of merchandise equals over 3,000 types of items. As we increase our volume of activity and the variety of merchandise available to take to online auction sites, we expect to purchase merchandise at a greater discount, thereby increasing the potential profits of the members.

      Enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership

          We intend to update and enhance the features and functionality of our Web site frequently to continue to improve the user's trading experience by introducing features such as new category-specific content. For example, we intend to provide stock quotes, a 'tell your story' section and category indexing. The category indexing we intend to offer will show the recent sales trends in many of the categories of items we offer for auction. We also intend to provide a real time confirmation of a completed auction to our members and to the buyer, which will include a link for the buyer to click to facilitate payment. We will continue to refine system response and transaction processing time by investing in our infrastructure to accommodate additional users, content and online auction sites. The system response time refers to the speed and functionality of our Web site. The transaction processing time refers to the processing time for all types of transactions which can be accomplished on our Web site, such as signing up for membership, purchasing additional credits and taking items to auction. We believe that our format and Web site encourage users and members to return on a frequent basis to review the inventory of items available to them, to check the status of on-going auctions and to track their historical success. The regular rotation of merchandise also encourages customers to revisit the site frequently. Further, we anticipate that our online advertising customers will benefit from our ability to provide targeted marketing opportunities.

      Generate revenues from the sale of online advertising

          We intend to generate a minor portion of our revenues from online advertising by leveraging our user database to enable Internet retailers to advertise their products to our members. Our system provides these retailers with information about the spending habits of our members based on information obtained by tracking the posting habits of our members. We do not provide retailers with personally identifiable information about our users. Currently, we provide our members with an auction portfolio tracking page. In the future, we intend to provide to our members with a stock portfolio tracking system, a 'tell your story' section and category indexing. These current and future features, we believe, will foster community affinity by encouraging our members to spend more time on our Web site. These factors, we believe, will appeal to Internet retailers that desire to advertise their products because we can provide them with the opportunity for a relatively captive audience. Currently, we have arrangements with two entities whereby these entities display their banner on our Web site. To date, we have derived no revenues from such online advertising. Please see 'Risk Factors - Revenue expected from online advertising may not materialize' for a more detailed discussion of our online advertising.

THE TAKE TO AUCTION SERVICE

     Our platform is an Internet-based community supplying merchandise to entrepreneurial members through an online catalog of collectibles and factory-new specialty merchandise. The following describes our purchase and sale process:

      What can be taken to auction

          Our service will offer our members numerous product categories. We expect the number of product categories to grow in the future. Each category below has numerous subcategories. Merchandise is available individually or as bundled items. Current product categories include:

Autos and Auto Products   Great Collections
Antiques                  Jewelry, Gemstones
Art                       Photo & Electronics
Books, Movies, Music      Pottery & Glass
Coins, Stamps             Sports Memorabilia
Collectibles              Toys, Plush
Dolls, Figurines

REGISTRATION

     Members purchase membership credits to enable them to select an item to take to an online auction site. An annual membership costs a minimum of $100.00 for 100 credits, which allows a member to take any number of items which have an aggregate value of $100.00 or less from our Web site to an online auction site for one week at a time for the duration of the one-year membership. In addition, as a member purchases additional credits, the member will be eligible to list additional items or items that have greater value and/or are more difficult to find. Initially, each additional credit beyond the membership fee costs $1. However, the cost of additional credits will be prorated based on when they are purchased within the members' membership term. Additional credits may be purchased in 25 credit increments. The user interface clearly indicates to the member how much it will cost to purchase additional credits. The number of credits and, consequently, our revenues depend upon our members' interest in listing multiple items at one time or more valuable items.

SELECTING AN ITEM

     With the purchase of a membership, a member can access our site and select one or more items from our fully automated catalog and post such merchandise on an online auction site. Members select items based on the number of their credits. Each credit is valued at $1.00. A member's membership, which costs a minimum of $100.00, equals 100 credits. Additional credits can be purchased as set forth in the above section. Members can increase their selling power by purchasing additional credits. Additional credits allow members to list multiple items simultaneously or items of greater value, always based on the number of accumulated credits. For example, if a member purchases an additional 100 credits, such member would have 200 credits, 100 credits from his or her membership fee plus the additional credits. Since the credits are valued at $1.00, the member may now take any number of items which have an aggregate value of $200.00 or less from our Web site to an online auction once a week for the duration of the member's annual membership. At the end of a member's annual membership period, the initial credits and any additional purchased credits will expire.

TAKING AN ITEM TO AUCTION

     Members can take an item they choose to an online auction site by clicking on the item, causing a drop-down menu to list the popular online auction sites to which members can choose to take the selected merchandise (presently, only eBay). By highlighting and clicking on the online auction site, the item, with its description and reference information (including minimum bids for opening price and member information), is transferred to the auction site automatically. Our domain name and the member's user name are displayed on the online auction site to identify to potential buyers that a Take to Auction.com member is placing the item on the online auction site. Our personalized Web address ensures member anonymity and informs potential bidders that the item is backed by the Take to Auction brand name. Of course, our backing will only become relevant to online bidders if Take to Auction.com gains brand name recognition as a safe and reliable company with which to do business. In order to reduce possible competition between our members, we do not allow more than one unit of the same item to be listed at the same online auction site within a certain amount of time, usually 17.5 hours.

SELLING AN ITEM AT AUCTION

     Once the item is listed on an auction site, buyers from around the world may bid on the item according to the rules of the selected online auction site, usually 24 hours a day, seven days a week.

HOW TRANSACTIONS ARE COMPLETED

     At the end of an auction period, if a bid meets or exceeds the minimum price, we automatically notify the buyer and the member via e-mail and the buyer can then consummate the transaction through Take to Auction.com. The member does not take possession of the item being sold and is not responsible for the collection of the buyer's payment for the item. We arrange for the shipment and payment collection for the item. We accept electronic checks and credit cards. We charge the buyer handling and shipping fees for the merchandise.

COMMUNICATIONS WITH THE WINNING BIDDER

     With the delivery of the merchandise, the winning bidder receives a letter thanking him or her for purchasing an item from us, inviting the buyer to join Take to Auction.com and explaining our services.

MARKETING AND ADVERTISING

     To promote the Take to Auction.com brand and to attract traffic and new members, we currently employ 'word-of-mouth' marketing. In addition, we also have banners and links on our members' listings at the online auction sites. We believe that these links will provide additional traffic to our Web site. In the near future we intend to use a portion of the proceeds from this offering to expand our marketing department and to target specific Web users with traditional and Web-based marketing programs.

     We believe that 'word-of-mouth' referrals is the most effective means to attract new members because referrals by existing members lend credibility to our service and brand name by demonstrating to potential members that other individuals have successfully used our service. We believe that we would impair the quality of our service and the level of customer satisfaction if we were to embark on a high-profile advertising campaign that generates attention in the short-term, placing too great a burden on our existing infrastructure. We believe that we can only achieve sustainable growth by proving to potential users that others have benefited from our services and their experience was very satisfactory through positive feedback on the online auctions. Likewise, we believe that the marketing of our services to buyers of Take to Auction merchandise on online auction sites will be effective because buyers know from experience that the Take to Auction.com service works. Please see 'Risk Factors--Unexpected increases in traffic may stress our systems.'

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
CUSTOMER SUPPORT

     We provide customer service and support. Customer support is offered through a toll-free telephone number and an e-mail address which are monitored by our staff from 9:00 a.m. to 5:00 p.m., from Monday through Friday. Most customer support inquiries are handled via e-mail, with customer inquiries typically being answered within one business day after submission. We also offer an online tutorial for new Take to Auction.com users.

OPERATIONS AND TECHNOLOGY

     We are operating our first generation user interface and transaction processing system that is based on internally-developed proprietary software. Our system currently handles all aspects of the Take to Auction process including notification of members via e-mail when they initially register for the service, confirmation of the selection of the merchandise to take to auction, registration of the item on an online auction site and notification to our selling member and the buyer upon the successful completion of an auction. The system maintains member registration information, billing accounts, current auctions and historical listings. All data is regularly archived to a data warehouse. Complete listings of all items for sale are generated on a daily basis. The system sends electronic invoices to all buyers of merchandise sold by our members via e-mail immediately after auction.

     Our system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our service is designed to be available 24 hours a day, seven days a week. Our system hardware is hosted at a third party facility in Cary, North Carolina, which provides redundant communications lines and emergency power backup. Our system consists of one database running SQL relational database management systems and a suite of Dual and Quad PentiumIII-based Microsoft(TM) Internet servers running Windows NT operating system. Our Internet servers also utilize VeriSign, Inc. SSL digital certificates for authentication. We have a load balancing Web system with redundant servers to provide for fault tolerance. Dell(TM) currently provides all of our hardware and we use both 6300 and 2400 series servers.

     We are in the process of implementing a second-generation system using internal resources. We expect this to cost approximately $250,000. The two main reasons for the upgrade of the system are fault tolerance and scalability. Due to the amount of data that must be stored and the expected volume of transactions we expect to experience, we will replace our current Microsoft SQL database server with Oracle's 8i database server, which will also allow for better scalability. We are also in the process of mirroring the entire Web system on a different geographical location for added redundancy. We continually evaluate the latest technologies to provide the smartest solution available. In the near future, we will out grow our Microsoft based solution, and we will migrate to Sun Micro Systems running the Solaris operating systems, Zeus for our Web services and Chili soft for ASP with an Oracle DB backend.

PURCHASING AND INVENTORY

  Purchasing

     Our management has an aggregate of 45 years experience in sourcing products for the resale market. Ilia Lekach has 30 years retail and wholesale experience; Albert Friedman has 6 years retail, wholesale and manufacturing experience; and Kevin Caricato has 9 years retail and wholesale experience. The items of merchandise posted at our Web site will be purchased by us from manufacturers and wholesalers on the open market. By that we mean that we will not commit to purchase from a small group of manufacturers or wholesalers, but rather make our purchasing decisions solely based on the best prices offered for quality merchandise. Because the types of products listed on our Web site are generally available from a large number of wholesalers and manufacturers, we believe that we can leverage our management's purchasing expertise to obtain better prices for these products by purchasing them in the open market. Therefore, we have not entered, and do not expect to enter, into any medium- or long-term supply agreements with any manufacturers or wholesalers of products. Also, because of the broad array of products we intend to carry and since we do not have a catalog, the need to carry specific items is minimal. If an item is not readily available to us, we may choose to discontinue the item or suspend it temporarily from our product offerings. We may, however, enter into strategic alliances with some manufacturers from time to time to source unique merchandise to be listed on our Web site. Please see 'Certain Relationships--Exito Enterprises Sourcing Arrangement.'

  Inventory

     We believe that we will be able to maintain an adequate inventory of merchandise, which we will purchase from wholesalers and suppliers in the open market (as discussed above), to meet projected demand. We believe that our inventory will be adequate to meet the projected demand of our members and potential buyers. Effective November 3, 1999, we entered into a six-month service agreement with 2000 Logistics, Inc., an unrelated third party, to outsource our warehouse and distribution functions, which such agreement has been extended through November 2, 2000 and will automatically renew for successive one-year terms. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. The agreement is variable, based on volume of sales. We estimate the total cost of these services will be approximately $600,000 during the initial term of the agreement (through November 2, 2000). The majority of costs related to this agreement are variable and thus based on the volume of sales.

PRODUCT AND SERVICE WARRANTIES

     When buyers purchase our merchandise on online auction sites, we pass on to these buyers the warranties made by the manufacturers of the merchandise. We do not provide and assertively disclaim separate additional warranties.

COMPETITION

     We believe that we are the only entity currently using our innovative business model. However, we could face competition from existing online auction sites or new person-to-person trading Web sites that may provide the Take to Auction concept in the future. In the event that existing online auction sites begin to provide the Take to Auction concept in the future, they could attempt to block us from accessing their auction sites. Barriers to entry are relatively low and future competitors could launch new sites at a relatively low cost using commercially available software. Likewise, it would not be costly for existing online auction sites to modify their format to provide the Take to Auction concept. Many of the major online auction sites, if they were to compete with us in the future, have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations.

     Future competitors may include various online person-to-person auction services that also serve as online clearing houses or sales and distribution channels and auction sites for manufacturers and suppliers of a variety of products, including First Auction(TM) (the auction site for Internet Shopping Network, a wholly-owned subsidiary of the Home Shopping Network) and Ubid, Inc., an online auction site of surplus electronic and computer products. Other future competitors may include business-to-consumer online auction services such as Onsale and Surplus Auction. We may also face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Certain of these companies, including eBay(sm), FairMarket(sm), Amazon.com(sm), AOL(sm), Microsoft(sm) and Yahoo!(sm), currently offer a variety of business-to-consumer trading services and classified ad services, and certain of these companies could introduce the Take to Auction concept in the future. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and large newspaper or media companies may also seek to compete in the online auction market, and upon doing so, introduce the Take to Auction concept. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations.

     We believe that the principal competitive factors in the online auction market are volume and selection of goods, population of buyers and sellers, community cohesion and interaction, customer service, reliability of delivery and payment by users, brand recognition, Web site convenience and accessibility, price, quality of search tools and system reliability. Many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than us. In addition, other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of Internet and other online services increases and consolidates. Therefore, certain of our potential competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract traffic by offering services for free and devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand. We may be unable to compete successfully against future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could harm our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling potential competitors to offer a lower-cost service. Certain Web-based applications that direct Internet traffic to certain Web sites may channel users to trading services that may compete with us in the future. In addition, companies that control access to transactions through network access or Web browsers could promote our future competitors or charge us substantial fees for inclusion. Any and all of these events could harm our business, financial condition and results of operations. Please see 'Risk Factors--We may face competition from existing online auction sites or new person-to-person trading Web sites which may harm our business.'

INTELLECTUAL PROPERTY

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have also entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. We are actively pursuing the registration of our trademarks and service marks in the United States. We intend to pursue the registration of our trademarks and service marks internationally following completion of this offering, starting with Argentina, Australia, Brazil, Canada, the European Union, Japan, Mexico, New Zealand and Venezuela. We have applied for a U.S. patent registration of our proprietary system for taking merchandise to online auction sites. This patent may not be issued to us or, if issued, may not provide us with all of the protections that we have sought. We have also applied for the registration of the service marks 'Take2Auction' and 'Take2Auction.com.' Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We may license in the future certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. We also rely on certain technologies that we license from third parties, such as Microsoft, the suppliers of key database technology, the operating system and specific hardware components for the Take to Auction service.

PRIVACY POLICY

     We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. We have adopted a detailed privacy policy that outlines how we use information concerning our members and the extent to which other registered members may have access to this information. Members must acknowledge and agree to this policy when registering for the Take to Auction service. We do not sell or rent any personally identifiable information about our users to any third party. We use information about our members for internal purposes only in order to improve our marketing and promotional efforts, to statistically analyze site usage, and to improve content, product offerings and site layout.

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
GOVERNMENT REGULATION

     Government regulation of communications and commerce on the Internet varies greatly from country to country. Some countries, such as the United States, have not adopted many laws and regulations to specifically regulate online communications and commerce. Due to the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts, and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries, where we could be forced to defend ourselves. For example, a country may seek to extend the extra-territorial application of its data protection laws and regulations to our business. As a result, in order to avoid possible liability for non-compliance, we may be forced to restrict our membership to exclude residents of such country from becoming a member. In other instances, we may be required to construct costly additions to our Web site in order to comply with local laws on data privacy, advertising and on-line contracting. This might require us to have separate Web pages in the local languages where laws require that we make disclosures or post on-line agreements or privacy policies (and similar consumer notification requirements) in the local language of the member. We may also determine that in order to comply with local data protection laws, which prohibit the transfer of personally identifying information of our members outside of a particular country, we may have to set up and maintain separate databases in such country. We may also have to customize our software programs to address country-specific requirements for tracking and documenting transactions, as well as take into account currency exchange issues.

     There have been several attempts to regulate the distribution of 'indecent' materials to minors over the Internet, including the Communications Decency Act of 1996, or CDA and the Children's Online Privacy Protection Act, or COPPA. While large portions of the CDA have been struck down as unconstitutional, COPPA went into effect on April 21, 2000. Moreover, other laws on this subject have been and are likely to continue to be proposed and enacted by the legislatures of the various states. The nature of legislation on this subject and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our customers to potential liability, which in turn could harm our business, financial condition and results of operations. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

     Some countries have enacted laws or regulations that limit the use of personal user information gathered online or require online services to establish privacy policies. The European Union recently enacted its own privacy regulations. Several U.S. states have also proposed legislation that would impose such limits. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner harm our business, financial condition and results of operations.

     In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business, financial condition and results of operations.

     Several telecommunications companies have asked the U.S. Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees and universal service obligations on these companies. Imposition of such fees or obligations could increase the cost of transmitting data over the Internet, which would reduce Internet usage and harm our business, financial condition and results of operations.

     In addition, numerous states, including California, have regulations regarding the manner in which 'auctions' may be conducted and the liability of 'auctioneers' in conducting such auctions. We do not believe that such regulations, which were adopted prior to the advent of the Internet, govern the operations of our business nor have any claims been filed by any state implying that we are subject to such legislation. However, a state may attempt to impose these regulations upon us in the future and this imposition may harm our business, financial condition and results of operations. Please see 'Risk Factors--Governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base.'

EMPLOYEES

     As of the date of the prospectus, we had approximately 40 employees, including our President and Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. We have never had a work stoppage and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good. Please see 'Management--Employment Arrangements.'

FACILITIES

     Our principal administrative, marketing and product development facilities are located in approximately 2,000 square feet of leased office space in Miami, Florida. Currently, we are lessees under a one year lease expiring in August 2000. We have an option to terminate the lease after February 2000. Our monthly lease payment during the initial term of this lease is approximately $2,000. During January 2000, we notified the lessor that we would terminate the lease during February 2000. On December 28, 1999, we entered into a five year lease agreement for approximately 11,000 square feet of office space in Fort Lauderdale, Florida. Monthly lease payments during the initial term of the lease is approximately $12,500. We believe that our current facilities will be adequate to meet our current needs.

LEGAL PROCEEDINGS

     We are not currently a party to any formal legal proceedings. However, a breach of contract lawsuit has been threatened by USinternetworking, Inc. ('USi'), a developer of Web sites. We signed a contract, effective as of September 23, 1999, with USi for the development of our second generation user interface, as well as certain other services (the 'USi Agreement'). Subsequently, we notified USi that we were terminating the USi Agreement (as per the terms of the USi Agreement) for material breach of USi's obligations thereunder. The parties are currently discussing a resolution of the matter. We believe that we have meritorious defenses, as well as counterclaims, to any claim which may be brought by USi, and if any such claim is brought, we will defend it vigorously. However, if USi successfully pursues its claim against us, it may have a material adverse effect on us and the operation of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors.

NAME                                               AGE                       POSITION
------------------------------------------------   ---   ------------------------------------------------
Ilia Lekach.....................................   50    Chairman of the Board of Directors and Class II
                                                           Director
Horacio Groisman................................   46    Vice-Chairman of the Board of Directors and
                                                           Class III Director
Albert Friedman.................................   27    President, Chief Executive Officer and Class III
                                                           Director
Mitchell Morgan.................................   29    Vice-President, Chief Financial Officer and
                                                           Class II Director
Jonathan Geller.................................   23    Vice-President, Chief Technology Officer and
                                                           Class I Director
Hugo Calemczuk..................................   48    Class I Director
Garrick Hileman.................................   26    Class I Director
Miguel Cauvi....................................   38    Class II Director
Alan Blaustein..................................   54    Class III Director

     Each director will hold office until their term expires and until his or her successor at an annual meeting of shareholders is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the board of directors.


     Ilia Lekach has been our Chairman of the Board and a Class II director since October 1999. Mr. Lekach is a co-founder of Perfumania, Inc. (currently E Com Ventures, Inc.) and was Perfumania, Inc.'s Chairman of the Board and Chief Executive Officer from its incorporation in 1988 until his resignation in April 1994. In October 1998, Mr. Lekach was re-appointed Perfumania, Inc.'s Chairman of the Board and Chief Executive Officer. Mr. Lekach served as Chairman of the Board of L. Luria & Son, Inc., a South Florida-based catalog retailer from January 1997 through August 1997. Mr. Lekach also serves as Chairman of the Board and Chief Executive Officer of Parlux Fragrances, Inc., a publicly traded manufacturer of fragrance and related products since 1990.

     In August 1996 ORM Inc., and its affiliates, of which Mr. Lekach is a principal, purchased a controlling interest in L. Luria & Son, Inc., a catalog retailer with serious financial problems. On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and has since been liquidated.

     Dr. Horacio Groisman served as our Chairman of the Board of Directors from August 1999 until October 1999 and has been a Class III director since August 1999. Since October 1999, Dr. Groisman has served as Vice-Chairman of our Board of Directors. Dr. Groisman has been a practicing physician since 1984, after having received specialty training at Georgetown University. Since June 1994, Dr. Groisman has been President of Otolaryngology, Head and Neck Associates, in Miami, Florida. From January 1997 to December 1997, Dr. Groisman was President and Chief of Staff of Cedars Medical Center in Miami, Florida. Since January 1991, Dr. Groisman has been Chief of Services at Cedars Medical Center. In addition, Dr. Groisman has been a director of E Com Ventures, Inc. (formerly Perfumania, Inc.) since March 1999.

     Albert Friedman has been our President and Chief Executive Officer and a director since July 1999 and a Class III director since August 1999. Prior to joining us, Mr. Friedman served as Chief Operating Officer, Interim Chief Financial Officer and director of Perfumania.com from its inception in January 1999 until June 1999. From April 1998 until January 1999, Mr. Friedman was President of Corporate Communications Solutions, Inc., an investment banking firm. From January 1997 until April 1998, Mr. Friedman was Executive Vice President and Chief Financial Officer of L. Luria & Son, Inc., a catalog showroom, where Mr. Friedman also served as a director. From June 1996 to December 1996, Mr. Friedman served as an analyst for ORM, Inc., an investment-banking boutique. From June 1994 to June 1996, Mr. Friedman was Vice President of Art and Precision, Inc., a manufacturer and distributor of fine jewelry.

     On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and was liquidated. Mr. Friedman was the senior officer in charge of managing the liquidation process of L. Luria & Son, Inc.

     Mitchell Morgan has been our Vice-President, Chief Financial Officer and a Class II director since August 1999. From January 1994 to August 1999, Mr. Morgan held various positions in PriceWaterhouseCoopers, LLP, most recently as business assurance manager. Mr. Morgan holds a degree in accounting from the University of Florida. Mr. Morgan is a Certified Public Accountant.

     Jonathan Geller has been our Vice President, Chief Technology Officer and a Class I director since October 1999. From January 1998 until September 1999, Mr. Geller was co-founder of Jackpot S.A, Lima Peru, a privately owned company specializing in the development of Web pages, providing high bandwidth Internet connections and custom Web applications, where he served as Chief Executive Officer. From May 1995 to August 1995, in addition to his several internships, Mr. Geller co-founded Serious Fun, Inc., an online casino Web site that he designed. From January 1994 until December 1997, Mr. Geller attended college at North Carolina State University where he graduated with a degree in Industrial Engineering.

     Hugo Calemczuk has been our Senior Vice President of Merchandising and a Class I director since August 1999. Mr. Calemczuk resigned as our Senior Vice President of Merchandising effective January 2000. Mr. Calemczuk has been President of Exito Enterprises, a distributor of watches and electronics, since its founding in 1987. From 1984 to 1987, Mr. Calemczuk was President of Levimar, a distributor of duty-free merchandise, including watches, jewelry, perfumes, electronics and collectibles.

     Garrick Hileman has been a Class I director since October 21, 1999. Since September 1999, Mr. Hileman has been Vice President of Business Development for ZERO.NET, specializing in business development, start-up financing, merger and acquisition analysis and management consulting. He currently serves on the board of directors of three of ZERO.NET's portfolio companies: Envision Development Corporation, Take to Auction.com, Inc., and b2bstores.com. From August 1996 until August 1999, Mr. Hileman was employed at Montgomery Securities where he worked in both the Corporate Finance and Equity Research departments. Mr. Hileman received his BA in Business Administration from the University of Washington where he also served as student body president.


     Miguel Cauvi has been a Class II director since February 15, 2000. Mr. Cauvi is currently employed with IBM Global Services since October 1999. From October 1994 until October 1999, Mr. Cauvi was an independent consultant. During this time Mr. Cauvi worked for Hencorp Beckstone & Co., a privately held securities firm and Groupo Ormeno, a large Peruvian bus transportation company. From July 1993 until October 1994, Mr. Cauvi was the Chief Information Officer for JE Seagram & Sons, Inc. (Spain) and a member of the JE Seagram & Sons, Inc. worldwide re-engineering team. From January 1991 until June 1993, Mr. Cauvi was the Director of Organization and Information Systems with CPC Spain, S.A. an affiliate of Corn Product Corporation USA, the manufacturer and distributor of Mazzola and Hellman's brands. From October 1989 until January 1991 Mr. Cauvi was a manager with Ernst & Young consulting division. From January 1984 until March 1989 Mr. Cauvi was an Experienced Senior of Arthur Andersen & Co. consulting division.


     Alan Blaustein has been a Class III director since February 15, 2000. Mr. Blaustein is currently the President & CEO (founder) of Convergence2net, LLC, a startup company that focuses on outsourcing of network-centric applications and services. As a Network Service Provider, C2Net provides e-business and network services for the mid tier carriers, enterprise, commercial and Internet businesses. From 1991 to 1999, Mr. Blaustein was President, CEO & Vice Chairman (founder) of Maxnet Communication Systems, a company specializing in the network augmentation services of large, complex network systems for the Fortune 1000. Mr. Blaustein has more than 20 years experience in data communication, with positions in advance engineering, sales, systems and marketing with Motorola
(ISG), ITT and Exxon Enterprise (Periphonics).

CLASSIFIED BOARD OF DIRECTORS

     Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, together with provisions of our amended and restated articles of incorporation and bylaws, allow the board of directors to fill vacancies or increase the size of the board of directors, and may deter or hinder a shareholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the board.

     Our board has resolved that Hugo Calemczuk, Jonathan Geller and Garrick Hileman will serve as Class I Directors whose terms expire at the 2000 annual meeting of shareholders. Mr. Lekach, Mr. Morgan and Mr. Cauvi will serve as Class II directors whose terms expire at the 2001 annual meeting of shareholders. Mr. Friedman, Dr. Groisman and Mr. Blaustein will serve as Class III directors whose terms expire at the 2002 annual meeting of shareholders.

BOARD COMMITTEES

     The audit committee of our board of directors consists of Mr. Cauvi, Mr. Blaustein and Dr. Groisman. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee of our board of directors consists of Mr. Lekach and Dr. Horacio Groisman. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. As of the date of this prospectus, our board of directors has performed all functions of the compensation and audit committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee of the board of directors was at any time since our formation an officer or employee of ours. Ilia Lekach, our Chairman of the Board of Directors, and Horacio Groisman, our Vice-Chairman of the Board of Directors, serve as members of the board of directors of E Com Ventures, Inc. (formerly Perfumania, Inc.). There is no business relationship between us and E Com Ventures, Inc., other than the two $1,000,000 advances further described in Certain Transactions--E Com Ventures, Inc. Advances.

DIRECTOR COMPENSATION

     Our independent directors receive cash compensation in the amount of $2,500 and options to purchase 5,000 common shares per year for their services as directors, and are reimbursed for their reasonable expenses for attending our board of directors and board committee meetings. Directors compensation is paid at the end of each year. To date, our directors have not received any compensation in the form of options for director services. Our independent directors will be compensated in part with options at the end of this year, at the initial public offering price. Subsequent to the initial public offering, the exercise price of the options which form part of the compensation paid to directors will be based on the market value at the time the options are granted. The market value will be based on the trading price at the time the options are granted when our stock is traded on a recognized stock exchange.

EMPLOYMENT ARRANGEMENTS

     In August 1999, each of Messrs. Albert Friedman, President, Chief Executive Officer and director and Mitchell Morgan, Vice President, Chief Financial Officer and director, entered into executive employment agreements with Take to Auction.com. Each agreement has a term of three years unless terminated earlier for cause, death, disability or upon a change in control of Take to Auction.com. Mr. Friedman's agreement provides for an initial base salary of $125,000. Mr. Morgan's agreement provides for an initial base salary of $120,000. The above salaries are subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index plus other annual increases, if any, as determined by the Compensation Committee in its sole discretion. In addition, Mr. Friedman and Mr. Morgan were granted non-qualified stock options to purchase a total of 75,000 and 175,000 common shares, respectively, exercisable at a weighted average price of $5.08 and $5.40, per share, respectively, one third of which vest on each of the first, second and third anniversaries of the agreements.

     In October 1999, Jonathan Geller, our Chief Technology Officer, entered into an executive employment agreement with Take to Auction.com. The agreement has a term of three years and provides for an initial base salary of $120,000 subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index. In addition, Mr. Geller was granted non-qualified stock options to purchase a total of 175,000 common shares, exercisable at a weighted average price of $5.21 per share, one third of which vest on each of the first, second and third anniversaries of the agreement.

     In the event any of these individuals terminate the agreement (i) within 180 days from the date a person or entity acquires the beneficial ownership of 20 percent or more of the then outstanding common shares or 20 percent or more of the voting power, or (ii) pursuant to certain transactions (including a merger or a sale of substantially all the assets) approved by the shareholders, they will be entitled to receive severance compensation in the amount of 200 percent of their annual base salary.

     A committee of our Board of Directors determined the exercise price of the options granted to the employees was the fair market value of the common stock on the date of grant.

EXECUTIVE COMPENSATION

     We commenced operations in June 1999, and no individual employed by us, including our President and Chief Executive Officer, has been awarded, paid or earned salary and bonus in excess of $100,000 since our inception. From July 31, 1999 through May 1, 2000, our President and Chief Executive Officer has earned approximately $104,000 from us.


OPTION GRANTS FROM JUNE 2, 1999 TO MAY 15, 2000


     The following table sets forth grants of stock options to our President and Chief Executive Officer and our two most highly compensated executive officers, other than our President and Chief Executive Officer, from inception to May 15, 2000. We have never granted any stock appreciation rights. The weighted average exercise price of each option is equal to $5.27 per share. The potential realizable value is calculated based upon the term of the option at its time of grant (seven years). It is calculated assuming that the value of common shares on the date of our initial public offering appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.


                                                     OPTION GRANTS                               POTENTIAL REALIZABLE
                              ------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                               NUMBER OF     PERCENTAGE OF                                       RATES OF STOCK PRICE
                              SECURITIES     TOTAL OPTIONS                                     APPRECIATION FOR OPTION
                              UNDERLYING      GRANTED TO      EXERCISE PRICE                         TERM (1) (2)
                                OPTIONS      EMPLOYEES IN       PER SHARE       EXPIRATION    --------------------------
NAME                          GRANTED (#)    PERIOD (%)(1)      ($/SH)(3)          DATE         5%($)           10%($)
---------------------------   -----------    -------------    --------------    ----------    ----------      ----------
Albert Friedman............      25,000           2.94%           $ 1.23         08/01/06     $  246,243      $  341,025
                                 50,000           5.88%             7.00         05/03/07        492,485         682,051
                              -----------       ------                                        ----------      ----------
                                 75,000           8.82%                                          738,728       1,023,076
                              -----------       ------                                        ----------      ----------
                              -----------       ------                                        ----------      ----------
Mitchell Morgan............      48,469           5.70%           $ 1.23         08/01/06        477,405         661,167
                                  9,864           1.16%             7.00         01/31/07         97,157         134,555
                                116,667          13.73%             7.00         05/03/07      1,149,135       1,591,457
                              -----------       ------                                        ----------      ----------
                                175,000          20.59%                                        1,723,697       2,387,179
                              -----------       ------                                        ----------      ----------
                              -----------       ------                                        ----------      ----------
Jonathan Geller............      54,286           6.39%           $ 1.23         10/01/06        534,701         740,516
                                  4,047           0.47%             7.00         01/31/07         39,861          55,206
                                116,667          13.73%             7.00         05/03/07      1,149,135       1,591,457
                              -----------       ------                                        ----------      ----------
                                175,000          20.59%                                        1,723,697       2,387,179
                              -----------       ------                                        ----------      ----------
                              -----------       ------                                        ----------      ----------

------------------

(1) Potential realizable value is based on the assumption that the common share price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    of the shares on the date of exercise. Accordingly, there is no assurance that the value realized will be at or near the potential realizable value as calculated in the table.

(2) These options have a term of seven years from the date of grant.

(3) The exercise price of the options granted was the fair market value of the common stock on the date of grant, as determined by a committee of our Board of Directors. Factors used by our board in determining the fair market value include, but are not limited to, our status as a development stage company and the purchase price of recent sales of our common shares.

The following table provides certain summary information concerning stock options held as of May 15, 2000 by our President and Chief Executive Officer and our two most highly compensated executive officers, other than our President and Chief Executive Officer. No options have been exercised as of May 15, 2000 by any of the officers. The value of unexercised in-the-money options at May 15, 2000 is based on the value of the common shares at the date of this offering.



                                                           NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                                         OPTIONS AT MAY 15, 2000                   MAY 15, 2000
                                                      ------------------------------      ------------------------------
NAME                                                  EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
---------------------------------------------------   ------------     -------------      ------------    --------------
Albert Friedman....................................        --              75,000              --               --
Mitchell Morgan....................................        --             175,000              --               --
Jonathan Geller....................................        --             175,000              --               --


EMPLOYEE BENEFIT PLANS

  1999 Stock Option Plan


     In August 1999, the Board adopted the 1999 Stock Option Plan, or Option Plan. At that time, 2,442,857 common shares were reserved for issuance under the Option Plan. Shares covered by any option granted under the Option Plan which expires unexercised become available again for grant under the Option Plan. As of May 15, 2000, options to purchase 850,000 common shares were outstanding with a weighted average exercise price of $5.93 per share, and 1,592,857 shares were available for future grants.

  SIMPLE IRA Plan

     We sponsor the Take to Auction.com, Inc. SIMPLE IRA Plan, a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the SIMPLE IRA Plan as of the first day of any month. Participants may make pre-tax contributions to the SIMPLE IRA Plan subject to a statutorily prescribed annual limit. We will make matching contributions, not to exceed 3% of a participant's annual compensation, to the SIMPLE IRA Plan. Each participant is fully vested in their account, including the participant's contributions, our matching contribution and the investment earnings thereon. Contributions by the participants or by us to the SIMPLE IRA Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible by us when made. The participant's and our contributions are held in an IRA. We made a matching contribution to the SIMPLE IRA Plan for Fiscal 1999 of approximately $5,100 during January 2000.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     ss.607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. ss.607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as and to the extent required by statute. ss.607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     Our amended and restated articles of incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by ss.607.0850 of the FBCA, any and all persons whom it shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our amended and restated articles of incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

     In accordance with that provision of our amended and restated articles of incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at our request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     With approval of our board of directors, upon completion of this offering, we expect to obtain directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

     Since our inception in June 1999, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common shares had or will have a direct or indirect interest other than (i) compensation arrangements, which are described where required under 'Management' and (ii) the transactions described below.

SALES OF SECURITIES

     Since our inception, we have made the following sales of our common shares to our officers, directors and beneficial owners of 5% or more of all outstanding common shares that were not registered under the Securities Act. The common shares issued and listed hereunder reflect a split on a 1,000-to-1 basis on August 26, 1999 and split on a 2.326530644-for-1 basis on November 3, 1999 and a reverse split on a 1-for-3 basis on May 4, 2000.


     On August 26, 1999, we sold an aggregate of 5,427,796 common shares under Rule 506, Regulation D, promulgated under the Securities Act, at a purchase price of $0.18 per common share to certain sophisticated and accredited investors, including the following officers, directors and beneficial owners of 5% or more of our issued and outstanding common shares:


                                                                 PURCHASE         TOTAL         TOTAL
                                                   SHARES     PRICE PER SHARE    PROCEEDS     VALUE (4)
                                                 ----------   ---------------    --------    -----------
Horacio Groisman (1)...........................     542,857        $0.18         $100,000    $ 3,800,000
Albert Friedman (2)............................     379,224         0.18           69,857      2,654,568
Hugo Calemczuk (1).............................     380,000         0.18           70,000      2,660,000
Pacific Investments (3)........................   1,520,000         0.18          280,000     10,640,000
Magdalena Zafir................................     542,857         0.18          100,000      3,800,000


(1) Messrs. Groisman and Calemczuk have served as directors of Take to Auction.com since August 1999.

(2) Mr. Friedman has been our President, Chief Executive Officer and director since July 1999.

(3) Pacific Investments is owned 100% by Ilia Lekach. Mr. Lekach has been our Chairman of the Board and director since October 1999.

(4) Total value is based on the aggregate value (rounded to account for stock splits) of the common shares at the assumed initial public offering price of $7.00 per share.


STOCK OPTIONS ISSUED TO DIRECTORS AND OFFICERS

     The following directors and officers were awarded options to purchase the following number of common shares:


                                                                      WEIGHTED
                                                                      AVERAGE
                                                                   EXERCISE PRICE        TOTAL           TOTAL
                                       GRANT DATE    SHARES (1)      PER SHARE          PROCEEDS       VALUE (7)
                                       ----------    ----------    --------------    --------------    ----------
Horacio Groisman....................     (5)            45,000          $5.08          $  228,450    $  315,000
Albert Friedman (4).................     (5)            75,000           5.08             380,750       525,000
Hugo Calemczuk......................     (5)            45,000           5.08             228,450       315,000
Mitchell Morgan (4).................     (2)           175,000           5.40             945,332     1,225,000
Jonathan Geller (4).................     (3)           175,000           5.21             911,772     1,225,000
Ilia Lekach.........................     (6)           270,000           7.00           1,890,000     1,890,000


------------------

(1) All of such options vest equally over a three year period commencing one year from the date of grant.


(2) Mr. Morgan was awarded options to purchase 48,469 common shares on August 25, 1999 at an exercise price of $1.23 per share and an additional 126,531 common shares during the period from January 1, 2000 through May 15, 2000 at an exercise price of $7.00 per share.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Mr. Geller was awarded options to purchase 54,286 common shares on October 1, 1999 at an exercise price of $1.23 per share and an additional 120,714 common shares during the period from January 1, 2000 through May 15, 2000 at an exercise price of $7.00 per share.


(4) Options were issued pursuant to employment agreements with Take to Auction.com.


(5) Messers. Friedman, Groisman and Calemczuk were awarded options to purchase 25,000, 15,000 and 15,000 common shares, respectively, on August 25, 1999 at an exercise price of $1.23 per share, and an additional 50,000, 30,000 and 30,000 common shares during the period from January 1, 2000 through May 15, 2000 at an exercise price of $7.00 per share.


(6) Mr. Lekach was awarded options to purchase 90,000 common shares on January 31, 2000 at an exercise price of $7.00 per share and an additional 180,000 common shares on May 15, 2000 at an exercise price of $7.00 per share.


(7) Total value is based on the aggregate value (rounded to account for stock splits) of the common shares at the assumed initial public offering price of $7.00 per share.

EXITO ENTERPRISES SOURCING ARRANGEMENT

     From time to time, we purchase merchandise from Exito Enterprises or Exito, a distributor of watches and electronics. Hugo Calemczuk, a director of Take to Auction, is the President and majority shareholder of Exito. We have purchased approximately $72,000 of merchandise from Exito as of December 31, 1999. We intend to purchase more items of merchandise from Exito in the future if the terms and conditions of such proposed purchases are acceptable to us. All purchases from Exito are made in the open market and all such transactions are at 'arms-length' and on terms and at prices we could readily obtain from unaffiliated third parties. We are not now, and have never been, under an obligation to purchase merchandise from Exito. During March 2000, we loaned Mr. Calemczuk approximately $66,000. This amount is due on demand.

E COM VENTURES, INC. ADVANCES


     We received an advance of $1 million on December 21, 1999 from E Com Ventures, Inc. (formerly Perfumania, Inc.) and an additional advance of $1 million on March 9, 2000. The chairman of the board of E Com Ventures, Inc. is also the chairman of the board of Take to Auction. These advances were structured into two separate two-year convertible note agreements during May 2000, bearing interest at six percent (6%) per annum. Unless converted into equity, these advances represent our only debt facility. E Com Ventures, Inc. will have the right to convert all, but not less than all, of the principal amount into shares of our common stock at the conversion price equal to our contemplated initial public offering price, less the underwriters' gross commissions. We have received written acnowledgment from E com Ventures, Inc. of its intent to convert both note agreements into shares of our common stock within 14 days of our initial public offering. In addition, we have agreed to grant a total of 200,000 warrants to E Com Ventures, Inc. at the contemplated initial public offering price, less the underwriters' gross commissions. These warrants expire one year from the effective date of our contemplated initial public offering. Assuming that the notes are converted and all warrants are exercised, E Com Ventures, Inc. will own approximately seven percent (7%) of our outstanding common shares (6% if the underwriters' over-allotment option is exercised in full).

EMPLOYMENT AGREEMENTS BETWEEN US AND OUR OFFICERS AND DIRECTORS

     Pursuant to employment agreements between Take to Auction.com and each of Messers. Friedman, Morgan and Geller, our executive officers and directors, we have agreed to pay an initial annual base salary to them in the amount of $125,000, $120,000 and $120,000, respectively.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common shares as of May 15, 2000 by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common shares, (ii) each director of Take to Auction.com and (iii) all executive officers and directors as a group. The information in the following table assumes (i) a 1,000-for-one stock split of our outstanding common shares effected on August 26, 1999 (ii) a subsequent 2.326530644-for-one stock split of our outstanding common shares effected on November 3, 1999 and (iii) a subsequent 1-for-3 reverse stock split of our outstanding common shares effectived on May 4, 2000.


                                                                  COMMON SHARES                  COMMON SHARES
                                                            BENEFICIALLY OWNED BEFORE       BENEFICIALLY OWNED AFTER
                                                                 THE OFFERING(2)                THE OFFERING(2)
                                                            --------------------------     --------------------------
NAME OF BENEFICIAL OWNER(1)                                  NUMBER      PERCENTAGE(3)      NUMBER      PERCENTAGE(3)
---------------------------------------------------------   ---------    -------------     ---------    -------------

Horacio Groisman(3)......................................     542,857         8.33%          542,857         6.94%
Albert Friedman(3).......................................     380,000         5.83%          380,000         4.86%
Mitchell H. Morgan(4)....................................           0          (*)                 0          (*)
Hugo Calemczuk(3)........................................     380,000         5.83%          380,000         4.86%
Magdalena Zafir..........................................     542,857         8.33%          542,857         6.94%
Pacific Investments(5)...................................   1,520,000        23.32%        1,520,000        19.44%
Jonathan Geller(6).......................................           0          (*)                 0          (*)
E Com Ventures(7)........................................     517,460         7.94%          517,460         6.62%

Executive officers and directors as a group
  (7 persons)............................................   2,822,857        43.31%        2,822,857        36.11%


---------------

 * Represents beneficial ownership of less than 1%.

(1) Unless otherwise noted, the address of each shareholder is our address, which is 5555 Anglers Avenue, Suite 16, Fort Lauderdale, Florida 33312.

(2) Percentage of ownership is based on 6,517,460 shares outstanding as of December 31, 1999 prior to the offering and 7,817,460 shares after the offering (includes 517,460 shares assumed outstanding in connection with the convertible note agreements with E Com Ventures, Inc.). Common shares subject to options currently exercisable or exercisable within 60 days of May 15, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. No options issued by us to date are exercisable within 60 days of May 15, 2000. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) Does not include options to purchase a total of 45,000, 45,000 and 75,000 shares granted to Messrs. Groisman, Calemczuk and Friedman, respectively, on August 25, 1999 and May 4, 2000, one third of which vest on the first, second and third anniversary of the date of grant.

(4) Does not include options to purchase 175,000 common shares, granted to Mr. Morgan on August 25, 1999 (48,469 shares), January 31, 2000 (9,864 shares) and May 4, 2000 (116,667 shares), one third of which vest on the first, second and third anniversary of the date of grant.

(5) The address of this shareholder is 5555 Anglers Avenue, Suite 16, Fort Lauderdale, Florida 33312. Ilia Lekach, our Chairman of the Board of Directors, owns 100 percent of the issued and outstanding shares of common stock of Pacific Investments. Does not include options to purchase 270,000 shares granted to Mr. Lekach (90,000 shares on January 31, 2000 and 180,000 shares on May 4, 2000), one third of which vests on the first, second and third anniversary of the date of grant.

(6) Does not include options to purchase 175,000 common shares, granted to Mr. Geller on October 1, 1999 (54,286 shares), January 31, 2000 (4,047 shares) and May 4, 2000 (116,667), one third of which vest on the first, second and third anniversary of the date of grant.


(7) Assumes beneficial ownersip of shares through conversion of promissory notes and exercise of the warrants at the assumed initial public offering price, less underwriters' gross commissions. E Com Ventures, Inc.'s address is 11701 N.W. 101st Road, Miami, Florida 33178.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50 million common shares, $0.001 par value per share, and 10 million preferred shares, $0.001 par value per share. As of May 15, 2000, there were outstanding 6,000,000 common shares held of record by 27 shareholders and options to purchase 850,000 common shares. As of May 15, 2000, there were no issued and outstanding preferred shares.

COMMON SHARES

     Subject to preferences that may apply to preferred shares outstanding at the time, the holders of our outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our amended and restated articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Take to Auction.com, the assets legally available for distribution to shareholders are distributable ratably among the holders of the common shares and any participating preferred shares outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred shares and payment of other claims of creditors. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, duly authorized, fully paid and nonassessable.

PREFERRED SHARES

     We are authorized to provide for the issuance of preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could significantly affect your voting power or your other rights. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Take to Auction.com and may harm the market price of the common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.

WARRANTS

     In connection with this offering, we have agreed to sell to the representative the underwriter warrant to purchase up to 130,000 common shares. The nominal consideration for this is $130 ($.001 per share). The underwriter warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $8.75 (based on the mid range price) (125%) of the public offering price). The underwriter warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The underwriter warrant grants to the representative, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter warrant, one demand registration right during the exercise period, as well as piggyback registration rights at any time. The underwriter warrant contains anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the underwriter's warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the underwriter warrant have no voting, dividend, or other rights as a shareholder with respect to shares of common stock underlying the underwriter warrant, unless the underwriter warrant shall have been exercised.

REGISTRATION RIGHTS

     Pursuant to the underwriting agreement between us and the representative of the underwriters in this offering, we have agreed to sell to the representative one demand registration right during the exercise period as well as 'piggy-back' registration rights at any time. Please see '-- Warrants.' No options or common shares issued prior to this offering are covered by any registration rights agreements.

CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW AND THE TAKE TO AUCTION.COM'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

     Some provisions of Florida law and of our amended and restated articles of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider it in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

CLASSIFIED BOARD OF DIRECTORS

     According to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued common shares and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Such attempts may have resulted in a premium over the market price for the shares held by shareholders.

ANTI-TAKEOVER PROVISIONS UNDER FLORIDA LAW

     We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

     The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a 'control share acquisition' unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A 'control share acquisition' is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

     o 1/5 or more but less than 1/3;

     o 1/3 or more but less than a majority;

     o a majority or more; or

     o There are some exceptions to the 'control share acquisition' rules.

     The FBCA also contains an 'affiliated transaction' provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an 'interested shareholder' unless:

     o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

     o the corporation has not had more than 300 stockholders of record during the past three years;

     o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;

     o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

     o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or the fair market value of the shares, and other specified conditions are met; or

     o the transaction is approved by the holders of two-thirds of the company's voting shares other than those owned by the interested shareholder.

     An 'interested shareholder' is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The FBCA defines 'beneficial ownership' in more detail.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common shares is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

LISTING


     We have been approved to list our common shares on the AMEX under the trading symbol TTA.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common shares, and therefore a significant public market for the common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares (including shares issued upon exercise of outstanding options) in the public market after this offering could harm market prices prevailing from time to time and could impair our ability to raise additional capital through the sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and other restrictions on resale.


     Upon completion of this offering, we will have outstanding 7,300,000 common shares, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 1,300,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by 'affiliates' of Take to Auction.com. An 'affiliate' is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Take to Auction.com. The remaining shares held by existing shareholders are subject to lock-up agreements generally providing that, with certain limited exceptions, the shareholder will not (i) offer to sell, sell, contract to sell, pledge or otherwise dispose of any common shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for such common shares, (ii) establish a 'put equivalent position' with respect to such common shares within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or (iii) publicly announce an intention to take any of the actions set forth in (i) or (ii) for a period of 180 days following the date the registration statement is declared effective by the Securities and Exchange Commission without the prior written consent of Noble International Investments, Inc. acting alone or each of the above listed representatives acting together. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), none of these shares will be saleable until 180 days after the date the registration statement is declared effective by the Securities and Exchange Commission. Beginning 180 days after the date the registration statement is declared effective by the Securities and Exchange Commission, all of these shares will be eligible for sale in the public market, subject to our right to repurchase unvested shares and subject to certain volume limitations pursuant to Rule 144.



     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (nobody in our case has held shares for more than one year) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of common shares then outstanding (which will equal approximately 73,000 shares immediately after this offering) or (ii) the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Take to Auction.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Take to Auction.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



     Immediately after this offering, we intend to file a registration statement under the Securities Act covering common shares subject to outstanding options under the Option Plan. Based on the number of shares subject to outstanding options at May 15, 2000 and currently reserved for issuance under all such plans, such registration statement would cover approximately 2,442,857 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning six months after the date of this offering, certain holders of common shares will be entitled to certain rights with respect to registration of such common shares for offer and sale to the public. See 'Description of Capital Stock--Registration Rights.'

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Noble International Investments, Inc. ('Noble International') is acting as a representative, has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.

                                                                                               NUMBER OF
NAME                                                                                            SHARES
--------------------------------------------------------------------------------------------   ---------
Noble International Investments, Inc........................................................
 ............................................................................................
     Total..................................................................................   $1,300,000

     A copy of the underwriting agreement will be filed by amendment as an exhibit to the registration statement of which this prospectus is a part. The underwriting agreement provides that the obligation of the underwriters to purchase the common shares is subject to some conditions. The underwriters shall be obligated to purchase all of the common shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.

     Noble International has advised us that the underwriters propose to offer the common shares to the public at the initial public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the NASD, and some foreign dealers, concessions not in excess of
$            per share, of which amount a sum not in excess of $            per
share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by Noble International.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in this regard.


     We have agreed to pay to Noble International an expense allowance on a non-accountable basis, equal to 3% of the gross proceeds derived from the sale of the 1,300,000 shares offered in this offering (or 1,495,000 common shares if the underwriters' over-allotment option is exercised in full). We paid an advance on this allowance in the amount of $50,000.


     The following table provides information regarding the amount of the discount we will pay to the underwriters:


                                                                          TOTAL WITHOUT         TOTAL WITH
                                                           DISCOUNT     EXERCISE OF OVER-    EXERCISE OF OVER-
                                                           PER SHARE    ALLOTMENT OPTION     ALLOTMENT OPTION
                                                           ---------    -----------------    -----------------
Take to Auction.........................................     $0.49          $ 637,000            $ 732,550

     The following table sets forth the amount and nature of other forms of compensation we will pay to Noble International in connection with the offering:


TYPE OF COMPENSATION       TERMS                                     TOTAL AMOUNT
-------------------------  ----------------------------------------  ----------------------------------------

Non-Accountable Expenses   3% of the gross proceeds of the offering  $273,000 ($313,950 if the underwriters'
                                                                     over-allotment option is exercised in
                                                                     full)

Underwriter Option(1)      Option to purchase up to 130,000          Depending upon the market price of
                           shares at an exercise price of 110% of    common stock at the time of exercise
                           the initial public offering price


Commissions                7% of the gross proceeds of the offering  $637,000 ($732,550 if the underwriters'
                                                                     over-allotment option is exercised in
                                                                     full)

Finders Fee(2)             $50,000 upon completion of the offering   $50,000 upon completion of the offering
                           with Noble International as underwriter   with Noble International as underwriter


------------------
(1) Underwriter Option is issued to Noble International.
(2) To be paid to CLR Associates, Inc. ('CLR'), upon completion of the offering with Noble International as underwriter. CLR is an entity unaffiliated with both Noble International and Take to Auction.

     We have also agreed to pay some of Noble International's expenses in connection with this offering, including expenses in connection with qualifying the common shares offered in this offering for sale under the laws of such states as Noble International may designate, the placement of tombstone advertisements and preparing bound volumes of the public offering documents. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $1,000,000.


     In connection with this offering, we have agreed to sell to Noble International for nominal consideration, the underwriter warrant to purchase up to 130,000 common shares. The underwriter warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $8.75 (based on the mid range price) (125% of the public offering price). The underwriter warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The underwriter warrant grants to the representative, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter warrant, one demand registration right during the exercise period, as well as piggyback registration rights for five years from the date of this prospectus. The underwriter warrant contains anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the underwriter warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the underwriter warrant have no voting, dividend, or other rights as a shareholder with respect to common shares underlying the underwriter warrant, unless the underwriter warrant shall have been exercised.


     In connection with this offering, we have granted Noble International the right, for the three-year period commencing on the closing date of this offering, at Noble International's option, to designate a member of our board of directors, or to appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     Noble International has advised us that the underwriters do not intend to confirm sales of the common shares offered in this offering to any account over which they exercise discretionary authority.

     We, and each of our officers, directors, and shareholders, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any common shares, securities of Take to Auction convertible into, or exercisable or exchangeable for, common shares, or common shares received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of Noble International for a period of at least six months after the date of this prospectus.

     We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 195,000 common shares. To the extent this option is exercised, the underwriters will become obligated, subject to some conditions, to purchase additional common shares. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of common shares. Purchases of common shares upon exercise of the over-allotment option will result in the realization of additional compensation by the underwriters.

     Noble International has informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

     The underwriters have reserved for sale up to 700,000 shares for our employees, directors and friends and family, as well as business associates of ours. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons. Such shares will not be subject to any lock-up agreements.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     o Stabilizing transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, so long as stabilizing bids do not exceed a specified maximum.

     o Over-allotments and syndicate coverage transactions. The underwriters may create a short position in the common shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representative may engage in syndicate covering transactions by purchasing common shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

     o Penalty bids. If the representative purchases common shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those common shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the common shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the common shares if it discourages resales of the common shares.

     Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the common shares. These transactions may occur on the American Stock Exchange, in the event that we maintain a listing with them, or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     We and the underwriters expect that the common shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as 'T-3'), unless the parties to the trade agree to a different settlement cycle. As noted above, the common shares will settle in T-3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next three succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.

     Prior to this offering, there has been no public market for the common shares. Consequently, the initial public offering price was determined by negotiations among us and the representative of the underwriters. The principal factors considered in determining the initial public offering price of the common shares were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which Take to Auction competes, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. However, the public offering price of the units does not necessarily bear any relationship to our assets, net worth, earnings, book value, or other criteria of value applicable to us and should not be considered an indication of the actual value of the common stock. As a result, the prices at which the shares will sell in the public market after this offering may be lower than the price at which they are sold by the underwriters and an active trading market in the common stock may not develop or continue after this offering.

                                 LEGAL MATTERS

     The validity of the issuance of the common shares offered hereby will be passed upon for us by Baker & McKenzie, Miami, Florida. Atlas Pearlman, P.A. has served as counsel to Noble International in connection with this offering.

                                    EXPERTS


     The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our ability to continue as a going concern), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and accompanying exhibits and schedule. For further information with respect to us and our common shares, we refer you to the registration statement and the accompanying exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit to which we refer are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedule may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission. The address of this Web site is http:
//www.sec.gov.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
Independent Auditors' Report...............................................................................   F-2

Balance Sheets as of December 31, 1999 and March 31, 2000 (unaudited)......................................   F-3

Statements of Operations for the period from June 2, 1999 (date of inception) through December 31, 1999, for the three-month period ended March 31, 2000 (unaudited) and for the cumulative period from June 2,
  1999 (date of inception) to March 31, 2000 (unaudited)...................................................   F-4

Statements of Changes in Shareholders' Equity for the period from June 2, 1999 (date of inception) through
  December 31, 1999 and for the three-month period ended March 31, 2000 (unaudited)........................   F-5

Statements of Cash Flows for the period from June 2, 1999 (date of inception) through December 31, 1999, for the three-month period ended March 31, 2000 (unaudited) and for the cumulative period from June 2,
  1999 (date of inception) to March 31, 2000 (unaudited)...................................................   F-6

Notes to Financial Statements..............................................................................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Shareholders of Take to Auction.com, Inc.

We have audited the accompanying balance sheet of Take to Auction.com, Inc. (a development stage enterprise) (the 'Company') as of December 31, 1999, and the related statements of operations, changes in shareholders' equity and cash flows for the period from June 2, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Take to Auction.com, Inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from June 2, 1999 (date of inception) through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing an internet-based community to sell merchandise at online auction sites. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, and its ability to successfully complete its development program and, ultimately, obtain profitable operations is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities, which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP

Miami, Florida


February 11, 2000
(February 25, 2000, as to
collection of the stock
subscriptions described in
Note 8, March 9, 2000, as to
the note agreements described
in Note 5 and May 4, 2000, as
to the 1-for-3 reverse stock
split described in Note 2 and
Note 8)

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS



                                                                                        DECEMBER 31,     MARCH 31,
                                                                                            1999           2000
                                                                                        ------------    -----------
                                                                                                        (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $  856,949     $   363,752
  Accounts receivable................................................................         5,964          30,449
  Stock subscription receivable......................................................       635,466              --
  Inventory..........................................................................       200,429       1,148,587
  Prepaid expenses and other current assets..........................................        18,625         117,957
                                                                                        ------------    -----------
     Total current assets............................................................     1,717,433       1,660,745
Prepaid offering costs...............................................................       667,842         882,268
Property and equipment, net..........................................................       186,041         755,955
Other................................................................................         8,423           9,868
                                                                                        ------------    -----------
     Total assets....................................................................    $2,579,739     $ 3,308,836
                                                                                        ------------    -----------
                                                                                        ------------    -----------

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................    $  289,719     $   669,004
     Accrued expenses................................................................        54,362         252,178
  Accrued professional fees..........................................................        55,000          45,000
  Deferred revenue...................................................................        30,320         162,216
                                                                                        ------------    -----------
     Total current liabilities.......................................................       429,401       1,128,398
Notes payable to affiliate, net of unamortized fair value of stock purchase
  warrants...........................................................................     1,000,000       1,524,417
                                                                                        ------------    -----------
     Total liabilities...............................................................     1,429,401       2,652,815
                                                                                        ------------    -----------
Commitments and Contingencies (Note 6)...............................................            --              --
Shareholders' equity:
  Preferred shares, $0.001 par value, 10 million shares authorized, no shares issued
     and outstanding.................................................................            --              --
  Common shares, $0.001 par value, 50 million shares authorized, 6,000,000 shares
     issued and outstanding..........................................................         6,000           6,000
  Additional paid-in capital.........................................................     1,694,000       2,256,000
  Accumulated deficit................................................................      (549,662)     (1,605,979)
                                                                                        ------------    -----------
     Total shareholders' equity......................................................     1,150,338         656,021
                                                                                        ------------    -----------
     Total liabilities and shareholders' equity......................................    $2,579,739     $ 3,308,836
                                                                                        ------------    -----------
                                                                                        ------------    -----------


   The accompanying notes are an integral part of these financial statements.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS



                                                               FOR THE PERIOD
                                                              FROM JUNE 2, 1999                        FOR THE PERIOD
                                                                  (DATE OF         FOR THE THREE-     FROM JUNE 2, 1999
                                                                 INCEPTION)         MONTH PERIOD     (DATE OF INCEPTION)
                                                                   THROUGH             ENDED               THROUGH
                                                              DECEMBER 31, 1999    MARCH 31, 2000      MARCH 31, 2000
                                                              -----------------    --------------    -------------------
                                                                                    (UNAUDITED)
                                                                                                         (UNAUDITED)
Net revenues...............................................      $    70,067        $    421,733         $   491,800
Cost of net revenues.......................................          136,042             653,678             789,720
                                                              -----------------    --------------    -------------------
  Gross margin.............................................          (65,975)           (231,945)           (297,920)
                                                              -----------------    --------------    -------------------
Operating expenses:
  General and administrative expenses......................          383,630             536,666             920,296
  Auction fees.............................................            5,727              19,910              25,637
  Sales and marketing......................................           19,061              72,361              91,422
  Fulfillment..............................................           42,632              67,191             109,823
  Web site development expenses............................           32,637              21,610              54,247
                                                              -----------------    --------------    -------------------
     Total operating expenses..............................          483,687             717,738           1,201,425
                                                              -----------------    --------------    -------------------
Net loss from operations...................................         (549,662)           (949,683)         (1,499,345)
Interest, net..............................................               --            (106,634)           (106,634)
                                                              -----------------    --------------    -------------------
Net loss...................................................      $  (549,662)       $ (1,056,317)        $(1,605,979)
                                                              -----------------    --------------    -------------------
                                                              -----------------    --------------    -------------------
Basic and diluted loss per common share:...................      $     (0.10)       $      (0.18)        $     (0.28)
                                                              -----------------    --------------    -------------------
                                                              -----------------    --------------    -------------------
Weighted average number of common shares
  outstanding..............................................        5,696,766           6,000,000           5,787,836
                                                              -----------------    --------------    -------------------
                                                              -----------------    --------------    -------------------


   The accompanying notes are an integral part of these financial statements.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



 FOR THE PERIOD FROM JUNE 2, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999
              AND FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000



                                                                         ADDITIONAL
                                                                          PAID-IN      ACCUMULATED
                                                  SHARES      AMOUNT      CAPITAL        DEFICIT         TOTAL
                                                ----------    -------    ----------    -----------    -----------
Balance at June 2, 1999 (date of
  inception).................................    5,428,572    $ 5,429    $  994,571    $        --    $ 1,000,000
Issuance of common shares....................      571,428        571       699,429             --        700,000
Net loss for the period from June 2, 1999
  (date of inception) through December 31,
  1999.......................................           --         --            --       (549,662)      (549,662)
                                                ----------    -------    ----------    -----------    -----------
Balance at December 31, 1999.................    6,000,000      6,000     1,694,000       (549,662)     1,150,338
Fair value of stock purchase warrants
  issued.....................................           --         --       562,000             --        562,000
Net loss for the three-month period ended
  March 31, 2000 (unaudited).................           --         --            --     (1,056,317)    (1,056,317)
                                                ----------    -------    ----------    -----------    -----------
Balance at March 31, 2000 (unaudited)........    6,000,000    $ 6,000    $2,256,000    $(1,605,979)   $   656,021
                                                ----------    -------    ----------    -----------    -----------
                                                ----------    -------    ----------    -----------    -----------


   The accompanying notes are an integral part of these financial statements.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS


                                                          FOR THE PERIOD
                                                         FROM JUNE 2, 1999                          FOR THE PERIOD FROM
                                                             (DATE OF              FOR THE             JUNE 2, 1999
                                                            INCEPTION)        THREE-MONTH PERIOD    (DATE OF INCEPTION)
                                                              THROUGH               ENDED                 THROUGH
                                                         DECEMBER 31, 1999      MARCH 31, 2000        MARCH 31, 2000
                                                         -----------------    ------------------    -------------------
                                                                                 (UNAUDITED)            (UNAUDITED)
Cash flows from operating activities:
  Net loss............................................      $  (549,662)         $ (1,056,317)          $(1,605,979)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization....................            4,886                27,727                32,613
     Amortization of stock purchase warrants..........               --                86,417                86,417
     Inventory writedown..............................           39,000                91,000               130,000
Change in operating assets and liabilities:
       Accounts receivable............................           (5,964)              (24,485)              (30,449)
       Inventory......................................         (239,429)           (1,039,158)           (1,278,587)
       Prepaid expenses and other current assets......          (18,625)              (99,332)             (117,957)
       Other assets...................................           (8,423)               (1,445)               (9,868)
       Accounts payable...............................          289,719               379,285               669,004
       Accrued expenses...............................           54,362               197,816               252,178
       Accrued professional fees......................           55,000               (10,000)               45,000
       Deferred revenue...............................           30,320               131,896               162,216
                                                         -----------------    ------------------    -------------------
          Net cash used in operating activities.......         (348,816)           (1,316,596)           (1,665,412)
                                                         -----------------    ------------------    -------------------
Cash flows from investing activities:
     Purchase of property and equipment...............         (190,927)             (597,641)             (788,568)
                                                         -----------------    ------------------    -------------------
       Net cash used in investing activities..........         (190,927)             (597,641)             (788,568)
Cash flows from financing activities:
       Proceeds from issuance of common stock.........        1,064,534               635,466             1,700,000
       Payments for offering costs....................         (667,842)             (214,426)             (882,268)
       Net borrowings from affiliate..................        1,000,000             1,000,000             2,000,000
                                                         -----------------    ------------------    -------------------
          Net cash provided by financing activities...        1,396,692             1,421,040             2,817,732
                                                         -----------------    ------------------    -------------------
Net increase (decrease) in cash and cash
  equivalents.........................................          856,949              (493,197)              363,752
Cash and cash equivalents at beginning of period......               --               856,949                    --
                                                         -----------------    ------------------    -------------------
Cash and cash equivalents at end of period............      $   856,949          $    363,752           $   363,752
                                                         -----------------    ------------------    -------------------
                                                         -----------------    ------------------    -------------------


Supplemental cash flow information:


     o No amounts were paid for interest or income taxes during 1999 and for the three-month period ended March 31, 2000.



     o During the three-month period ended March 31, 2000, the Company recorded $475,583 net of amortization to additional paid-in capital in connection with the issuance of stock purchase warrants.


   The accompanying notes are an integral part of these financial statements.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS:

     Take to Auction.com, Inc. (the 'Company') was incorporated in the State of Florida on June 2, 1999. The Company is a development stage enterprise intending to operate in the internet-based community providing its entrepreneurial members with an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites. The Company is in the process of developing its network infrastructure and implementing various growth strategies.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES:

     Significant accounting policies and practices used by the Company in the preparation of the accompanying financial statements are as follows:

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has been in operation for less than one year and incurred a net loss of approximately $550,000 during the period from June 2, 1999 (date of inception) through December 31, 1999. In addition, the Company has not yet completed product development or verified market acceptance.

     These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities to successfully operate in the internet-based community. The Company is in the process of filing an initial public offering, the proceeds of which will be used toward its development activities. However, there can be no assurance that such offering will be successful or that the ultimate proceeds will prove to be adequate.


     Effective August 26, 1999, the Company declared a share dividend of an aggregate of 6,993,000 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 1,000-for-1 stock split to increase the number of common shares outstanding from 7,000 shares to 7,000,000 shares. On November 3, 1999, the Company declared a share dividend of an aggregate of 10,263,158 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 2.326530644-for-1 stock split to increase the number of common shares outstanding from 7,736,842 shares to 18,000,000 shares. On May 4, 2000, the Company declared a 1-for-3 reverse stock split to decrease the number of common shares outstanding from 18,000,000 to 6,000,000 shares. Shareholders' equity gives retroactive recognition to the stock splits as of June 2, 1999.



INTERIM FINANCIAL STATEMENTS



     The financial statements for the three-month period ended March 31, 2000 and all related footnote information for this period is unaudited and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operations for the three-month period ended March 31, 2000 is not necessarily indicative of the results to be achieved for the entire fiscal year ending December 31, 2000.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED):

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

BASIC AND DILUTED NET LOSS PER SHARE

     Basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. The calculation of basic and diluted net loss per share excludes common shares issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.

INVENTORY


     Inventory, consisting of finished goods, is stated at the lower of cost or market, cost being determined based on a moving average cost basis which approximates the first-in, first-out method. The cost of inventory includes product cost and freight charges. The Company recorded a provision of approximately $39,000 and $91,000 for the period from June 2, 1999 (date of inception) through December 31, 1999, and the three-month period ended March 31, 2000, respectively, to reduce the carrying value of inventory to its net realizable value. Provision for potentially slow moving or damaged inventory is recorded based on management's analysis of inventory levels, turnover ratios and through specific identification of slow moving merchandise.


PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the useful life of the asset are expensed when incurred. Gains or losses arising from sales or retirements are included in income currently. The Company reviews its long-lived assets for impairment on a periodic basis and records an impairment loss to operations if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. An impairment loss would be recognized to reduce the carrying amount of the impaired asset to its fair value. To date, no such impairment losses have been recorded.

SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ('SOP 98-1'), the Company capitalizes acquired and internally developed or modified software solely to meet the Company's internal needs integral to the Company's Web site. The Company capitalizes certain internal and external costs directly associated with developing or modifying the internal use software, which begins with the application development stage and ends when the project is substantially complete and ready for its intended use. The amount of costs capitalized in 1999 relating to internal use software in process was approximately $130,000, consisting principally of software

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED):

purchased from an external vendor, and is included in Property and Equipment, net in the accompanying Balance Sheets (see Note 3). As of December 31, 1999, no internal use software development projects were ready for their intended uses and therefore, no amortization cost related to this software is included in the accompanying Statements of Operations. The ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, estimated economic life and changes in software and hardware technologies.

REVENUE RECOGNITION

     Revenues from membership fees are deferred at the time of billing and are recognized ratably over the term of annual membership. Revenues related to auction sales are recorded at the sales price to the member and recognized at the time that the product is shipped to the highest bidder. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, 'Revenue Recognition in Financial Statements,' providing guidance with respect to revenue recognition issues and disclosures. The Company believes that its existing accounting policies comply with the requirements of this published guidance.

SALES AND MARKETING EXPENSES

     Marketing and sales expenses, which consist primarily of advertising and promotional costs, are charged to operations as incurred.

INCOME TAXES

     The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

SIMPLE IRA PLAN

     The Company sponsors the Take to Auction.com, Inc. SIMPLE IRA Plan (the 'Plan'), a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the Plan as of the first day of any month. Participants may make pre-tax contributions to the Plan subject to a statutorily prescribed annual limit. The Company is required to make matching contributions, not to exceed 3% of a participant's annual compensation, to the Plan. Each participant is fully vested in their account, including the participant's contributions, the Company's matching contribution and the investment earnings thereon. Contributions by the participants or by the Company to the Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by the Company are generally deductible by the Company when made. The participant's and the Company's contributions are held in an IRA. The Company accrued a matching contribution to the Plan as of December 31, 1999 of approximately $5,100, which represents the total contribution made to the Plan by the Company for the period from June 2, 1999 (date of inception) through December 31, 1999.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED):

START UP COSTS

     The Company expensed all start up costs as incurred.

COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('SFAS No. 130'), establishes standards for recording and display of comprehensive income and its components. SFAS No. 130 requires certain components of equity to be recorded as other comprehensive income. The Company has no other comprehensive income during the period from June 2, 1999 (date of inception) through December 31, 1999.

SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, 'Disclosures about Segments of an Enterprise and Related Information' ('SFAS No. 131'), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operated in one operating segment during 1999.

NOTE 3. PROPERTY AND EQUIPMENT:

     Property and equipment include the following:


                                                  ESTIMATED
                                                 USEFUL LIVES
                                                  (IN YEARS)     DECEMBER 31, 1999    MARCH 31, 2000
                                                 ------------    -----------------    --------------
Computer equipment............................         3             $  42,609           $310,520
Computer software.............................         3               130,257            367,874
Furniture and fixtures........................         5                 9,292             44,414
Telecommunication equipment...................         3                 8,769              8,769
Leasehold improvements........................         5                    --             56,991
                                                                 -----------------    --------------
                                                                       190,927            788,568
Less: accumulated depreciation................                          (4,886)           (32,613)
                                                                 -----------------    --------------
Property and equipment, net...................                       $ 186,041           $755,955
                                                                 -----------------    --------------
                                                                 -----------------    --------------


     As discussed in Note 1, the Company capitalizes certain costs in connection with internal use software which will be amortized when the software is available for use or project modules are implemented. As of December 31, 1999, approximately $130,000 related to internal use software in process not yet implemented is included within Software Development Costs in the above table.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4. INCOME TAXES:

     The income tax provision differs from the amount obtained by applying the statutory Federal income tax rate to pretax income as follows:


                                                           PERIOD FROM              FOR THE
                                                           JUNE 2, 1999           THREE-MONTH
                                                       (DATE OF INCEPTION)        PERIOD ENDED
                                                       TO DECEMBER 31, 1999      MARCH 31, 2000
                                                       --------------------      --------------
Benefit at Federal statutory rates................          $  186,885             $  359,148
State income taxes, net of Federal benefit........              19,952                 38,344
                                                       --------------------      --------------
                                                               206,837                397,492
Valuation allowance...............................            (206,837)              (397,492)
                                                       --------------------      --------------
                                                            $       --             $       --
                                                       --------------------      --------------
                                                       --------------------      --------------

     The primary components of temporary differences which give rise to the Company's net deferred tax assets at December 31, 1999 and March 31, 2000 are as follows:



                                                        DECEMBER 31, 1999        MARCH 31, 2000
                                                       --------------------      --------------
Deferred tax assets:
  Net operating losses carryforward...............          $  206,837             $  397,492
                                                       --------------------      --------------
     Total deferred tax assets....................             206,837                397,492
  Valuation allowance.............................            (206,837)              (397,492)
                                                       --------------------      --------------
                                                            $       --             $       --
                                                       --------------------      --------------
                                                       --------------------      --------------



     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $206,837 and $397,492 at December 31, 1999 and March 31, 2000, respectively.


     The Company has Federal and State net operating loss carryforwards of approximately $550,000 at December 31, 1999, both of which will begin to expire in the year 2019.

NOTE 5. RELATED PARTY TRANSACTION:


     The Company received an advance of $1 million on December 21, 1999 from E Com Ventures, Inc. (formerly Perfumania, Inc.) and an additional advance of $1 million on March 9, 2000. The chairman of the board of E Com Ventures, Inc. is also the chairman of the board of Take to Auction. These advances were structured into two separate two-year convertible note agreements, each bearing interest at six percent (6%) per annum. Unless converted into equity, these advances represent the Company's only debt facility, E Com Ventures, Inc. will have the right to convert all, but not less than all, of the principal amount into shares of the Company's common stock at the conversion price equal to the Company's contemplated initial public offering price, less the underwriters' gross commissions. In addition, the Company agreed to grant a total of 200,000 warrants to E Com Ventures, Inc. at the contemplated initial public offering price, less the underwriters' gross commissions. These warrants expiring one year from the effective date of the Company's contemplated initial public offering, have been recorded at an estimated fair value of $562,000, using an option pricing model and will be amortized over the life of the notes.



     The Company purchases inventory in the normal course of business with a company owned by a shareholder of the Company. During the period from June 2, 1999 through December 31, 1999 and the three-month period ended March 31, 2000, the Company purchased approximately $72,000 and $14,000, respectively, of inventory from this company.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. RELATED PARTY TRANSACTION--(CONTINUED):


     During March 2000, the Company loaned a shareholder approximately $66,000. This amount is due on demand and is classified as prepaid expenses and other current assets in the accompanying balance sheet.


NOTE 6. COMMITMENTS:


     Effective August 25, 1999, the Company entered into employment agreements with two executives for a three year initial term. On October 1, 1999, the Company entered into an Employment Agreement with another executive for a three-year term. The aggregate annual base salaries are $365,000. A total of 127,755 options to purchase common shares were granted (73,469 options were granted on August 26, 1999 and 54,286 options were granted on October 1, 1999) at a weighted average exercise price equal to $1.23 per share. These Options vest over a three-year period from the date of grant. Upon a change of control of the Company (as defined in the agreements), the executives will be entitled to receive severance compensation in the amount of 200 percent of their annual base salaries.


     On December 28, 1999, the Company entered into a five year operating lease agreement for its corporate headquarters. Monthly rent payments are approximately $12,500 over this agreement.


     Effective September 23, 1999, the Company entered into a 60 month service agreement ('the USi Agreement') with USinternetworking, Inc. ('USi'), a software and network provider, to develop and host the Company's Web site. The Company paid an initial fee of $40,000 and the USi Agreement was for 60 equal monthly service fee payments of $41,000 commencing on December 15, 1999 through December 14, 2004 (the 'Initial Period'). During December 1999, the Company notified USi that it was terminating the USi Agreement (as per the terms of the USi Agreement) for material breach of its obligations thereunder. A breach of contract lawsuit has been threatened by USi. The Company and USi are currently discussing a resolution of the matter. The Company believes that it has meritorious defenses, as well as counterclaims, to any claim which may be brought by USi, and if any such claim is brought, the Company will defend it vigorously. However, if USi successfully pursues its claim against the Company, it may have a material adverse effect on the Company and the operaiton of its business.


     On October 29, 1999, the Company entered into an agreement with ZeroDotNet, Inc. ('ZeroDotNet') to provide financial advisory and strategic planning services to the Company. The term of the agreement is one year. The Company paid a $350,000 retainer fee to ZeroDotNet as compensation for services rendered under this agreement.

     Effective November 3, 1999, the Company entered into a six-month service agreement to outsource its warehouse and distribution functions. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. The Company paid an initial implementation fee of $38,500 in connection with this agreement and the agreement will automatically renew for successive one-year terms.

NOTE 7. STOCK OPTION PLAN:

     Effective August 1999, the Company adopted the 1999 Stock Option Plan (the 'Option Plan'). Officers, key employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units under the Option Plan. The Company has reserved 2,442,857 common shares for issuance under the Option Plan, subject to further antidilution adjustments.

     The Company will grant 5,000 non-qualified stock options to each non-employee director nominee of the Company. The options will allow such directors to purchase the common shares at an exercise price equal to the contemplated initial public offering (the 'Offering') price. These options will have a term of ten years and vest on the date of grant.

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. STOCK OPTION PLAN--(CONTINUED):

     Prior to establishment of a Compensation Committee (the 'Committee') of the Board of Directors, the Option Plan will be administered by the Board of Directors of the Company. The Board of Directors or the Committee will be authorized to determine, among other things, the key employees to whom, and the time at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price. The Board of Directors or the Committee will also determine the treatment to be afforded to a participant in the Option Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Option Plan the maximum term of an incentive stock option is seven years and the maximum term of a nonqualified stock option is seven years.

     The Board of Directors has the power to amend the Option Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Option Plan's status as a protected plan under applicable securities laws or the Option Plan's status as a qualified plan under applicable tax laws.



     As of December 31, 1999, options to purchase an aggregate of 157,755 shares have been granted under the Option Plan to employees of the Company at a weighted average exercise price equal to $1.23 per share. These options have a life of seven years and vest over a three-year term. Subsequent to December 31, 1999, options to purchase an aggregate of 692,245 shares were granted at $7.00 per share.



     Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ('SFAS No. 123'), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will measure compensation expense for the stock plan using the intrinsic value method prescribed by Accounting Principal Board Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB No. 25'). Accordingly, compensation expense for qualified and non-qualified employee stock options granted under the Option Plan is equal to the difference between the fair market value of the stock at the date of grant and the amount an employee must pay to acquire the stock.

     The fair value of each option grant under the Company's Stock Plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999:

Expected volatility.....................................     100.0%
Risk-free interest rate.................................       6.0%
Dividend yield..........................................       0.0%
Expected life...........................................    7 years

                           TAKE TO AUCTION.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. STOCK OPTION PLAN--(CONTINUED):

     A summary of the status of the Company's Stock Plan as of December 31, 1999 is presented below:


                                                                                                         WEIGHTED
                                                                                                         AVERAGE
                                                                                           SHARES     EXERCISE PRICE
                                                                                           -------    --------------
Outstanding on June 2, 1999.............................................................        --        $   --
Granted.................................................................................   157,755          1.23
Exercised...............................................................................        --            --
Forfeited...............................................................................        --            --
                                                                                           -------        ------
Outstanding on December 31, 1999........................................................   157,755        $ 1.23
                                                                                           -------        ------
                                                                                           -------        ------
Options exercisable on December 31, 1999................................................        --
                                                                                           -------
                                                                                           -------
Weighted-average fair-value of options granted during the period........................   $  1.05
                                                                                           -------
                                                                                           -------


     The following table summarizes information about stock options outstanding at December 31, 1999:


                               OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
             --------------------------------------------------------     -------------------------
                                WEIGHTED-AVERAGE                                          WEIGHTED-
RANGE OF         NUMBER            REMAINING                                NUMBER         AVERAGE
EXERCISE     OUTSTANDING AT     CONTRACTUAL LIFE     WEIGHTED-AVERAGE     EXERCISABLE     EXERCISE
 PRICES         12/31/99            (YEARS)           EXERCISE PRICE      AT 12/31/99       PRICE
---------    --------------     ----------------     ----------------     -----------     ---------
  $1.23          157,755              6.70                $ 1.23              --             $--


     Had compensation cost for the Company's Stock Plans been determined based on the fair value at the grant dates for awards under the Stock Plans consistent with the method prescribed by SFAS 123, the Company's net loss and net loss per share (diluted) for the period from June 2, 1999 (date of inception) through December 31, 1999 would have been reduced to the proforma amounts indicated below:


Net loss:
  As reported........................................  $  (549,662)
  Proforma...........................................     (560,876)

Diluted net loss per common share:
  As reported........................................  $     (0.10)
  Proforma...........................................        (0.10)


     The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. The Company anticipates that additional awards will be granted in future years.

NOTE 8. CAPITAL STOCK:


     The Company concluded its $1 million initial capitalization on August 26, 1999, of which $364,534 was received by December 31, 1999. All shares issued in connection with the initial capitalization were given effect to the 1,000-for-1 stock split, the 2.326530644-for-1 stock split and the 1-for-3 reverse stock split (See Note 2). The remaining balance of $635,466 was collected in full by February 25, 2000 and is classified as an asset in the accompanying balance sheet as of December 31, 1999.



     Subsequent to the initial capitalization, the Company sold 571,428 common shares for $700,000.


     On August 25, 1999 the Company's shareholders approved an increase in the number of authorized common shares from 7,500 shares to 50 million shares and a reduction in the par value per share of common stock from $1 to $0.001. The Company also authorized 10 million shares, par value $0.001 per share, of preferred stock.

                             [INSIDE OF BACK COVER]
                                   [ARTWORK]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON SHARES. TAKE TO AUCTION.COM, INC.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     4
Special Note Regarding Forward-Looking
  Statements...................................    18
Market Data....................................    18
Use of Proceeds................................    18
Dividend Policy................................    18
Capitalization.................................    19
Dilution.......................................    20
Selected Financial Data........................    21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    22
Business.......................................    26
Management.....................................    38
Certain Transactions...........................    44
Principal Shareholders.........................    46
Description of Capital Stock...................    47
Shares Eligible for Future Sale................    50
Underwriting...................................    51
Legal Matters..................................    54
Experts........................................    54
Additional Information.........................    54
Index to Financial Statements..................   F-1

     Until , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,300,000 SHARES



                              [TAKETOAUCTION LOGO]



                                 COMMON SHARES



                            ------------------------
                              P R O S P E C T U S
                            ------------------------



                              NOBLE INTERNATIONAL
                               INVESTMENTS, INC.

                                     , 2000



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid by Take to Auction.com in connection with the registration of the common shares hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the American Stock Exchange filing fee.


Securities and Exchange Commission registration fee..................  $    3,157.44**
NASD filing fee......................................................       1,696.00
American Stock Exchange filing fee...................................      15,000.00
Accounting fees and expenses.........................................     125,000.00
Legal fees and expenses..............................................     450,000.00
Road show expenses...................................................     100,000.00
Printing and engraving expenses......................................      75,000.00
Blue sky fees and expenses...........................................           0.00
Transfer agent and registrar fees and expenses.......................          5,000
Miscellaneous........................................................      50,000.00
                                                                       -------------
     Total...........................................................  $  824,853.44
                                                                       =============

------------------
 * Payment already made.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ss.607.0850 of the Florida Business Corporation Act (the 'FBCA') permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition had non reasonable cause to believe that his or he conduct was unlawful. ss.607.0850(6) of the FBCA permits the corporation to pay in advance of a final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the director or officer to prepay such amount as, and to the extent, required by statute. ss.607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     Our Amended and Restated Articles of Incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by ss.607.0850 of the FBCA, any and all persons whom we shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Amended and Restated Articles of Incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

     In accordance with our Amended and Restated Articles of Incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or
(ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     We intend to enter into Indemnification Agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Articles of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We also refer you to Section      of the Underwriting Agreement, which
provides for the indemnification of our officers, directors and controlling persons against certain liabilities. The indemnification provision in our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

     We, with approval by our Board of Directors, expect to obtain directors' and officers' liability insurance.

     See also the undertakings set out in response to Item 17.

     We refer you to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT
DOCUMENT                                                                               NUMBER
------------------------------------------------------------------------------------   ------
Form of Underwriting Agreement......................................................    1.01
Amended and Restated Articles of Incorporation as currently in effect...............    3.01
Amended and Restated Bylaws as currently in effect..................................    3.02
Form of Indemnification Agreement to be entered into by Registrant with each of its
  directors and executive officers..................................................   10.06
Registrant's 1999 Stock Option Plan and related documents...........................   10.07

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities sold by us since our inception on June 2, 1999:


                                                                                                               AGGREGATE
                                                                                                            PURCHASE PRICE
                                                                                           NUMBER OF          AND FORM OF
NAME OF PURCHASERS                                DATE OF SALE    TITLE OF SECURITIES    SECURITIES*(1)      CONSIDERATION
-----------------------------------------------   ------------    -------------------    --------------    -----------------

Albert Friedman................................      7/10/99          Common Stock                776      $     142.86/Cash
Pacific Investments............................      8/26/99          Common Stock          1,520,000      $ 280,005.60/Cash
Horacio Groisman...............................      8/26/99          Common Stock            542,857      $100,002.001/Cash
Magdelena Zafir................................      8/26/99          Common Stock            542,857      $100,002.001/Cash
Albert Friedman................................      8/26/99          Common Stock            379,224      $  69,858.54/Cash
Hugo Calemczuk.................................      8/26/99          Common Stock            380,000      $  70,001.40/Cash
Pesia Leder....................................      8/26/99          Common Stock            271,429      $  50,001.00/Cash
Sharon Lallouz.................................      8/26/99          Common Stock            217,143      $  40,000.80/Cash
Maurice Alcavez................................      8/26/99          Common Stock            217,143      $  40,000.80/Cash
Dr. Michelle Fisher............................      8/26/99          Common Stock             81,429      $  15,000.30/Cash
Nadine Lallouz.................................      8/26/99          Common Stock             81,429      $  15,000.30/Cash
Zouhir Beidoun.................................      8/26/99          Common Stock            162,857      $  30,000.60/Cash
Isaac Lekach...................................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
David Lekach...................................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
Jassi Lekach...................................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
The Joseph Trust...............................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
(Issac Shalom)
Hannah Lekach..................................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
Rachmil Lekach.................................      8/26/99          Common Stock            108,571      $  20,000.40/Cash
Dr. Bernard Weinbach...........................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Mayi De La Vega................................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Glenn Gopman...................................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Israel Lewin...................................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Alice Lekach...................................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Andrea Koplowitz...............................      8/26/99          Common Stock             54,286      $  10,000.20/Cash
Gabriel Groisman...............................      8/26/99          Common Stock             27,143      $   5,000.10/Cash
Melissa Groisman...............................      8/26/99          Common Stock             27,143      $   5,000.10/Cash
SLI.com Venture I, Ltd.........................      8/26/99          Common Stock            285,714      $    350,000/Cash
Dominion Income Mgmt.(2).......................     10/20/99          Common Stock            285,714      $    350,000/Cash
E Com Ventures, Inc. (3).......................     12/21/99          Convertible Promissory
                                                                      Note and Warrant        258,730      $  1,000,000/Cash
E Com Ventures, Inc. (4).......................      3/09/00          Convertible Promissory
                                                                      Note and Warrant        258,730      $  1,000,000/Cash


                                                                                         --------------
                                                                                            6,517,460


------------------

* On June 6, 1999 we sold 100 shares of Common Stock to Sharon J. Lallouz who transferred the common shares back to us on July 10, 1999.


(1) Assumes 1,000 for stock split effective August 26, 1999, 2.326530644 for 1 stock split effective November 3, 1999 and 1 for 3 reverse stock split effective May 4, 2000.



(2) The shares of Common Stock purchased by Dominion Income Management were transferred to ZeroDotNet, Inc., a wholly owned subsidiary of Dominion Income Management, as of April 10, 2000.


(3) Assumes beneficial ownership of shares through conversion of promissory note and exercise of the warrant at the assumed initial public offering price, less underwriters' gross commissions.

(4) Assumes beneficial ownership of shares through conversion of promissory note and exercise of the warrant at the assumed initial public offering price, less underwriters' gross commissions.


     No common shares were issued to Registrant's officers, directors, employees and consultants pursuant to the exercise of stock options granted under the Option Plan.

     All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

              ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:



EXHIBIT
NUMBER
------
 1.01    Form of Underwriting Agreement.**
 3.01    Amended and Restated Articles of Incorporation as currently in effect.**
 3.02    Amended and Restated Bylaws as currently in effect.**
 4.01    Form of Specimen Certificate for common shares.**
 4.02    Form of Lock-up Agreement.**
 4.03    Form of Underwriters Warrant.**
 5.01    Opinion of Baker & McKenzie regarding legality of the securities being registered.**
10.01    Executive Employment Agreement between Registrant and Albert Friedman dated August 25, 1999.**
10.02    Executive Employment Agreement between Registrant and Mitchell H. Morgan dated August 25, 1999.**
10.03    Executive Employment Agreement between Registrant and Jonathan Geller dated October 1, 1999.**
10.04    Office Building Net Lease between Anglers Office Park, Inc., a Florida corporation doing business as
         Anglers Corporate Center, and the Registrant dated December 28, 1999.**
10.05    Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.**
10.06    Registrant's 1999 Stock Option Plan and related documents.**
10.07    Stock Purchase Agreement between Registrant and SLI.com Venture I, Ltd. dated August 26, 1999.**
10.08    Stock Purchase Agreement between Registrant and Dominion Income Management dated October 20, 1999.**
10.09    Form of Stock Option Agreement and related schedule.***
10.10    Form of Warrant Agreement.**
10.11    Financial Advisory and Strategic Planning Services Agreement between Registrant and ZeroDotNet, Inc.
         dated October 29, 1999.**
10.12    Note and Warrant Purchase Agreement, Convertible Promissory Note and Warrant between the Registrant and
         E Com Ventures, Inc. dated December 21, 1999.**
10.13    Note and Warrant Purchase Agreement, Convertible Promissory Note and Warrant between the Registrant and
         E Com Ventures, Inc. dated March 9, 2000.**
23.01    Consent of Baker & McKenzie (included in Exhibit 5.01).**
23.02    Consent of Deloitte & Touche LLP.*
24.01    Power of Attorney (see Page II-6 of this Registration Statement).**
27.01    Financial Data Schedule.**



------------------



  * File herewith
 ** Previously filed.


*** Revised schedule only to be filed with this Amendment.


     (b) Financial statement schedules.

     No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Take to Auction.com pursuant to the provisions described under Item 14 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Take to Auction.com of expenses incurred or paid by a director, officer or controlling person of Take to Auction.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

     (1) We will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Take to Auction.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, TAKE TO AUCTION.COM HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT LAUDERDALE, STATE OF FLORIDA, ON THE 12TH DAY OF JUNE, 2000.



                                          TAKE TO AUCTION.COM, INC.

                                          By:         /S/ ALBERT FRIEDMAN
                                             -----------------------------------
                                                      Albert Friedman,
                                               President and Chief Executive
                                                         Officer





                   NAME                                           TITLE                             DATE
------------------------------------------  -------------------------------------------------   -------------

Principal Executive Officer

           /S/ ALBERT FRIEDMAN              President, Chief Executive Officer and Director      June 12, 2000
------------------------------------------
             Albert Friedman

Principal Financial Officer and Principal
Accounting Officer

           /S/ MITCHELL MORGAN              Vice President, Chief Financial Officer and          June 12, 2000
------------------------------------------  Director
             Mitchell Morgan

           /S/ ALBERT FRIEDMAN*             Vice President, Chief Technology Officer and         June 12, 2000
------------------------------------------  Director
             Jonathan Geller



                   NAME                                           TITLE                             DATE
------------------------------------------  -------------------------------------------------   -------------
ADDITIONAL DIRECTORS

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
             Horacio Groisman

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
               Ilia Lekach

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
             Garrick Hileman

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
              Hugo Calemczuk

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
               Miguel Cauvi

           /S/ ALBERT FRIEDMAN*              Director                                             June 12, 2000
------------------------------------------
              Alan Blaustein



* As Attorney in Fact


                                 EXHIBIT INDEX
                                 -------------


23.02    Consent of Deloitte & Touche LLP.